Exhibit 99.3

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

OCEANFIRST FINANCIAL CORP.,

WPGG 14 ORION L.P.

and

WPFS II ORION L.P.

Dated as of December 29, 2025

LIST OF EXHIBITS

Exhibit A:	Form of Certificate of Designations (NVCE) of the Non-Voting Common Equivalent Stock

Exhibit B:	Form of Warrant

Exhibit C:	Equity Commitment Letter

Exhibit D:	Limited Guarantee

Exhibit E:	Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

Action	17
Activist Investor	43
affiliate	66
Agreement	1
As-Converted Basis	46
Back Leverage	43
beneficial ownership	41
Board Representative	47
Business Day	65
Certificate of Designations (NVCE)	1
CIBC Act	3
Claim Notice	52
Closing	2
Closing Date	3
Code	17
Competitor	41
Confidential Information	35
Confidentiality Agreement	35
Corporate Opportunity	58
Delaware Secretary	1
Direct Claim	52
Director Rights Period	48
DOL	18
E.U.	43
Enforceability Exceptions	13
Equity Commitment Letter	1
Equity Financing	29
ERISA	18
Exchange Act	13
Excluded Issuance	47
Exemption Amendment	33
extent	66
Federal Reserve Board	24
FFIC	1
FFIC NDA	35
Governmental Entity	3
Hedging Arrangements	43
Indemnified Party	52
Indemnifying Party	52
Information Rights Period	34
Investment Amount	7
Investor	1
IRS	8
Issuer Agreement	59
KBW	16

Law	3
Liens	12
Limited Guarantee	2
Loans	23
made available	66
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	51
Merger	1
Merger Agreement	1
Merger Sub	1
Mergers	1
Multiemployer Plan	19
Multiple Employer Plan	19
NASDAQ	4
Non-Party Affiliates	58
Non-Voting Common Equivalent Stock	1
OCFC	1
OCFC Bank	3
OCFC Board	6
OCFC Bylaws	6
OCFC Certificate	1
OCFC Disclosure Schedule	9
OCFC Equity Awards	11
OCFC Equity Plan	11
OCFC ERISA Affiliate	18
OCFC Fundamental Rep	55
OCFC Meeting	12
OCFC Performance-Vested Restricted Stock Awards	11
OCFC Plans	18
OCFC Qualified Plans	19
OCFC Regulatory Agreement	23
OCFC Reports	14
OCFC Share Issuance	2
OCFC Subsidiary	10
OCFC Time-Vested Restricted Stock Awards	11
OFAC	43
Order	3
ordinary course of business	65
Participation Portion	44
party	66
PBGC	18
Per Share Issue Price	7
Permitted Purpose	35
Permitted Transferee	41
person	66
Placement Agent	16

v

Preemptive Right	44
Proposed Securities	44
Registration Rights Agreement	2
Representatives	34
Requisite OCFC Vote	12
Requisite Regulatory Approvals	33
Response Notice	53
Sanctions	43
Sarbanes-Oxley Act	15
SEC	13
Second-Step Merger	1
Securities	2
Securities Act	14
Sponsors	1
Subsidiary	10
Tax	18
Tax Return	18
Taxes	18
Termination Date	60
the date hereof	65
Third Party Claim	53
Total Shares Issued	7
transactions contemplated by this Agreement	66
transactions contemplated hereby	66
U.K.	43
U.N.	43
U.S.	66
Utilized Grace Period	43
Voting Common Stock	1
Voting Shares Issued	7
Warrant	1
Warrant Affiliate Transferee	59
willful breach	66
WPFSII Investor	1
WPGG14 Investor	1

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT, dated as of December 29, 2025 (this “Agreement”), by and between OceanFirst Financial Corp., a Delaware corporation (“OCFC”), WPGG 14 Orion L.P., an Exempted Limited Partnership registered in the Cayman Islands (“WPGG14 Investor”), and WPFS II Orion L.P., an Exempted Limited Partnership registered in the Cayman Islands (the “WPFSII Investor” and, together with WPGG14 Investor, collectively, the “Investor”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, OCFC has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms therein and herein, the “Merger Agreement”), by and among Flushing Financial Corporation, a Delaware corporation (“FFIC”), OCFC and Apollo Merger Sub Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of OCFC (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, among other things, OCFC will consummate a strategic business combination transaction whereby (a) Merger Sub will merge with and into FFIC (the “Merger”), so that FFIC is the surviving corporation in the Merger, and (b) immediately following the Merger becoming effective, OCFC shall cause FFIC to be merged with and into OCFC (the “Second-Step Merger,” and together with the Merger, the “Mergers”), so that OCFC is the surviving corporation in the Second-Step Merger;

WHEREAS, in connection with the Mergers, OCFC desires to sell and issue to Investor, and Investor desires to purchase from OCFC, as an investment in OCFC, shares of (a) voting common stock, par value $0.01 per share, of OCFC (the “Voting Common Stock”) and (b) non-voting common equivalent stock, par value $0.01 per share, of OCFC (the “Non-Voting Common Equivalent Stock”), having the terms set forth in the Certificate of Designations of the Non-Voting Common Equivalent Stock, in the form attached hereto as Exhibit A (the “Certificate of Designations (NVCE)”), which shall be made a part of the Certificate of Incorporation of OCFC (as amended, restated, supplemented or otherwise modified from time to time, the “OCFC Certificate”) by the filing of the Certificate of Designations (NVCE) with the Secretary of State of the State of Delaware (the “Delaware Secretary”);

WHEREAS, in connection with the purchase, sale and issuance of the Voting Common Stock and Non-Voting Common Equivalent Stock at the Closing (as defined below), OCFC will issue to Investor a warrant (the “Warrant”) to purchase shares of Non-Voting Common Equivalent Stock in accordance with the terms of the Warrant, in substantially the form attached hereto as Exhibit B;

WHEREAS, as a condition and inducement to the willingness of OCFC to enter into this Agreement, Warburg Pincus (Callisto) Global Growth 14 (Cayman), L.P., Warburg Pincus (Europa) Global Growth 14 (Cayman) L.P., Warburg Pincus Global Growth 14-B (Cayman) L.P., Warburg Pincus Global Growth 14-E (Cayman) L.P., WP Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Global Growth 14 Partners (Cayman), L.P., Warburg Pincus Financial Sector II (Cayman), L.P., Warburg Pincus Financial Sector II-E (Cayman), L.P. and Warburg Pincus Financial Sector II Partners (Cayman), L.P. (collectively, the “Sponsors”) have duly executed and delivered to Investor an equity commitment letter, a copy of which is attached hereto as Exhibit C (such equity commitment letter, including all amendments, exhibits, attachments, appendices and schedules thereto, the “Equity Commitment Letter”), to provide Investor the amount of cash equity financing set forth therein, subject to the terms and conditions thereof;

WHEREAS, as a condition and inducement to the willingness of OCFC to enter into this Agreement, the Sponsors have provided a limited guarantee in favor of OCFC, a copy of which is attached hereto as Exhibit D, pursuant to which the Sponsors have agreed to guarantee certain obligations of Investor hereunder, subject to the terms and conditions thereof (the “Limited Guarantee”); and

WHEREAS, at the Closing, OCFC and Investor will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I

PURCHASE; CLOSING

Section 1.1
Purchase. On the terms and subject to the conditions set forth herein, at the Closing, (a) Investor shall purchase from OCFC, and OCFC shall sell and issue to Investor, the number of duly authorized, validly issued, fully-paid and non-assessable shares of (i) Voting Common Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(A) and (ii) Non-Voting Common Equivalent Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Certificate of Designations (NVCE) or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(B) and (b) OCFC shall issue to Investor a duly authorized, validly issued and non-assessable Warrant to purchase a certain number of shares of Non-Voting Common Equivalent Stock determined in accordance with the terms hereof and of the Warrant, free and clear of all Liens (other than the transfer restrictions imposed under this Agreement, the Warrant or applicable securities Laws) (clauses (a) and (b), collectively, the “OCFC Share Issuance”). As used herein, “Securities” refers collectively to the (A) (1) shares of Voting Common Stock and Non-Voting Common Equivalent Stock and (2) Warrant, in each case, issuable pursuant hereto, (B) shares of Voting Common Stock to be issued upon the conversion of the Non-Voting Common Equivalent Stock issuable pursuant hereto, (C) shares of Non-Voting Common Equivalent Stock to be issued upon the exercise of the Warrant and (D) shares of Voting Common Stock to be issued upon the conversion of the Non-Voting Common Equivalent Stock to be issued upon the exercise of the Warrant. When purchased, the shares of Voting Common Stock and Non-Voting Common Equivalent Stock purchased hereunder will be evidenced by book-entry notation.

Section 1.2
Closing.

(a)
Time and Date of Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the OCFC Share Issuance (the “Closing”) will take place by electronic exchange of documents substantially concurrently with the consummation of the Merger upon satisfaction or, if permitted by applicable Law, written waiver (by the party entitled to grant such waiver) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by OCFC and Investor; provided that, at the Closing, OCFC shall deliver the Warrant in accordance with Section 1.2(c)(i)(2) immediately following the issuance of the merger consideration in the Merger. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” OCFC shall (i) use reasonable best efforts to provide Investor with at least five (5) Business Days prior written notice of the expected closing date of the Merger and (ii) provide Investor with notice of the Condition Satisfaction Date (as defined in the Merger Agreement) no later than 1:00 p.m. Eastern Time on the date on which it occurs; provided that if any day would otherwise become the Condition Satisfaction Date after 1:00 p.m. Eastern Time, then the Condition Satisfaction Date shall be deemed to be the Business Day following such day.

(b)
Closing Conditions.

(i)
The obligation of Investor, on the one hand, and OCFC, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Investor and OCFC at or prior to the Closing of the following conditions:

(1)
No injunction, order, judgment, writ, directive, enforcement action, decree or regulatory restriction (each, an “Order”) issued by any court, administrative agency or commission, or other federal, state or foreign governmental or regulatory authority or instrumentality or any self-regulatory organization of competent jurisdiction (each, a “Governmental Entity”) or other legal restraint or prohibition preventing the consummation of OCFC Share Issuance or any of the other transactions contemplated by this Agreement or the Merger Agreement or prohibiting, restraining or enjoining Investor or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof shall be in effect and none of Investor, OCFC or OceanFirst Bank, National Association (“OCFC Bank”), shall have received any formal written communication from any Governmental Entity asserting any of the foregoing that shall not have been withdrawn. No applicable federal, state, local or foreign law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, judgment, injunction, policy, permit, authorization, Order or common law or agency requirement of any Governmental Entity (each, a “Law”) shall have been enacted, entered, promulgated or enforced (which remains in effect) by any Governmental Entity that prohibits or makes illegal consummation of the OCFC Share Issuance or any of the other transactions contemplated by this Agreement or the Merger Agreement or that prohibits, restrains or enjoins Investor or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof;

(2)
Investor shall have received reasonably satisfactory oral confirmation from staff of the legal division of the Federal Reserve Board that the consummation of the Closing will not result in Investor being deemed to have, or have acquired, “control” of OCFC or any of its Subsidiaries (including the OCFC Bank) for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or the Change in Bank Control Act (the “CIBC Act”) and the applicable implementing regulations thereunder, either (A) individually or (B) as part of an “association” or group “acting in concert” with any other person with respect to the transactions contemplated by this Agreement contemplated to occur at the Closing, as those terms are defined and interpreted by the Federal Reserve Board under Regulation Y (12 C.F.R. Part 225);

(3)
The shares of Voting Common Stock (A) issued hereunder and (B) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (I) that shall be issuable pursuant to the Certificate of Designations (NVCE) and (II) for which the Warrant may be exercised, in each case, shall have been authorized for listing on the Nasdaq Global Select Market (“NASDAQ”), subject to official notice of issuance;

(4)
(I) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (II) no Governmental Entity shall have imposed, and no Requisite Regulatory Approval shall contain, any Materially Burdensome Regulatory Condition;

(5)
All of the conditions to the Closing of the Mergers set forth in the Merger Agreement shall have been satisfied or waived (in the case of any waiver, in accordance with the Merger Agreement and this Agreement), including that the OCFC Share Issuance shall have been approved by stockholders of OCFC at the OCFC Meeting (including the issuance of any shares of Voting Common Stock and/or Non-Voting Common Equivalent Stock (x) into which such securities are directly or indirectly convertible or exercisable and (y) issuable upon adjustments pursuant to the terms thereof), but other than (I) the condition in Section 7.1(f) (Equity Financing) of the Merger Agreement and (II) those conditions that by their nature can only be satisfied or waived at the closing of the Merger (but subject to such conditions then being satisfied or waived (in the case of any waiver, in accordance with the Merger Agreement and this Agreement)), and the Merger shall have been consummated, or will be consummated substantially concurrently with the Closing, in accordance with the terms and conditions of the Merger Agreement; and

(6)
OCFC shall have delivered to Investor the items described in Section 1.2(c)(i).

(ii)      The obligation of Investor to effect the Closing is also subject to the satisfaction or, to the extent permitted by Law, written waiver by Investor prior to the Closing of each of the following additional conditions:

(1)
Representations and Warranties.

(A)
The representations and warranties of OCFC set forth in (A) Section 2.2(b)(i), Section 2.2(c)(iii), Section 2.2(g) and Section 2.2(h)(i) (in each case after giving effect to the lead in to Section 2.2) shall be true and correct (other than, in the case of Section 2.2(b)(i), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date).

(B)
The representations and warranties of OCFC set forth in Section 2.2(a)(i)-(ii) and (iv), Section 2.2(b)(ii), Section 2.2(c)(i) and Section 2.2(c)(ii)(A) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead in to Section 2.2) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date).

(C)
All other representations and warranties of OCFC set forth in Section 2.2 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead in to Section 2.2) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); provided that, for purposes of this clause (C), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect;

(2)
OCFC shall have performed and complied with in all material respects the covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing;

(3)
Since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, occurrence, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(4)
Investor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of OCFC, dated as of the Closing Date, certifying that (i) attached thereto are true and complete copies of the resolutions adopted by (x) the Board of Directors of OCFC (the “OCFC Board”) and (y) the board of directors of OCFC Bank, in each case, relating to this Agreement and/or the Merger Agreement (as applicable) and the transactions contemplated by hereby and/or thereby (as applicable), and that such resolutions are in full force and effect and are the resolutions adopted in connection herewith or therewith (as applicable), and (ii) (A) attached thereto are true and complete copies of the OCFC Certificate and the Amended and Restated Bylaws of OCFC (the “OCFC Bylaws”) and comparable governing or organizational documents of OCFC Bank and (B) such governing or organizational documents are in full force and effect as of the Closing Date.

(5)
Investor shall have received a certificate, dated as of the Closing Date, signed on behalf of OCFC by the Chief Executive Officer or Chief Financial Officer of OCFC with respect to the foregoing clauses (1), (2) and (3).

(iii)
The obligation of OCFC to effect the Closing is also subject to the satisfaction or, to the extent permitted by Law, written waiver by OCFC prior to the Closing of each of the following additional conditions:

(1)
The representations and warranties of Investor set forth in Section 2.3 (in each case, read without giving effect to any qualification as to materiality set forth in such representations or warranties but after giving effect to the lead in to Section 2.3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date); provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, would prevent or materially impair or delay the ability of Investor to consummate the Closing;

(2)
Investor shall have performed and complied with in all material respects the covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing; and

(3)
OCFC shall have received a certificate, dated as of the Closing Date, signed on behalf of Investor by an authorized signatory of Investor with respect to the foregoing clauses (1) and (2).

(c)
Closing Deliveries.

(i)
At the Closing, OCFC will deliver or cause to be delivered to Investor:

(1)
evidence in a form reasonably acceptable to Investor of book-entry notations in the name of Investor of an aggregate amount of shares of Voting Common Stock and Non-Voting Common Equivalent Stock (on an as-converted basis), free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Certificate of Designations (NVCE) (as applicable) or applicable securities Laws), equal to (x) the Investment Amount (as defined below), divided by (y) the Per Share Issue Price (as defined below), rounded down to the nearest whole share (such number of shares, the “Total Shares Issued”), as follows: (A) a number of shares of Voting Common Stock (rounded to the nearest whole share) equal to (I) OCFC’s good faith estimate (which estimate OCFC shall provide to Investor not later than two (2) Business Days prior to the expected Closing Date) of the total number of shares of Voting Common Stock that will be issued and outstanding immediately following consummation of the Mergers and the OCFC Share Issuance, multiplied by (II) 9.9% (such number of shares, the “Voting Shares Issued”) minus the number of shares of Voting Common Stock owned by Investor as of the Closing Date (as notified by Investor to OCFC two (2) Business Days prior to the Closing Date), and (B) to the extent that the Total Shares Issued exceeds the Voting Shares Issued, a number of shares of Non-Voting Common Equivalent Stock that is equal to (I) (xx) the Total Shares Issued, minus (yy) the Voting Shares Issued, divided by (II) 1,000;

(2)
the Warrant to purchase a number of duly authorized, validly issued and non-assessable shares of Non-Voting Common Equivalent Stock in an amount equal to (x) the Total Shares Issued, multiplied by (y) 100%, divided by (z) 1,000 (as such number may be adjusted in accordance with the terms of the Warrant), duly executed by OCFC, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Warrant or applicable securities Laws);

(3)
evidence, reasonably satisfactory to Investor, that the Certificate of Designations (NVCE) (A) has been filed with and accepted by the Delaware Secretary and (B) is in full force and effect as of the Closing;

(4)
the certificate referenced in Section 1.2(b)(ii)(5);

(5)
a counterpart signature page, duly executed by OCFC, to the Registration Rights Agreement; and

(6)
customary written legal opinions of outside counsel to OCFC as to (x) the due authorization, valid issuance and non-assessability of the Securities and (y) the exemption from registration of the Securities, in each case, in connection with the OCFC Share Issuance.

(ii)
At the Closing, Investor will deliver or cause to be delivered to OCFC:

(1)
for the Total Shares Issued, by wire transfer of immediately available funds to an account designated by OCFC in writing at least two (2) Business Days prior to the Closing Date, a per share purchase price of $19.76 (the “Per Share Issue Price”) and an aggregate purchase price of $225,000,000 (the “Investment Amount”);

(2)
for each of the WPGG14 Investor and WPFSII Investor (or, in the event that an Investor assigns its rights to acquire Securities pursuant to this Agreement to an affiliate prior to the Closing, for such assignee in lieu of such Investor), a properly completed and executed (i) Internal Revenue Service (“IRS”) Form W-9 or (ii) IRS Form W-8IMY indicating that such Investor (or affiliate) is a “withholding foreign partnership” and making the certification contemplated by Part VII of such form (as in effect on the date hereof) or corresponding provision of any successor form (it being understood that if such Investor (or affiliate) is a “disregarded entity” for U.S. federal income tax purposes, the forms described in this clause (2) shall be delivered by its regarded owner);

(3)
the certificate referenced in Section 1.2(b)(iii)(3); and

(4)
a counterpart signature page, duly executed by Investor, to the Registration Rights Agreement.

(d)
If, between the date of this Agreement and the Closing Date, the outstanding shares of Voting Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in capitalization, but, in each case, excluding the Equity Financing, or there shall be any extraordinary dividend or extraordinary distribution denominated in shares of Voting Common Stock, an appropriate and proportionate adjustment shall be made to the (A) number of shares of Voting Common Stock to be delivered pursuant to Section 1.2(c)(i)(1)(A) and (B) number of shares of Non-Voting Common Equivalent Stock to be delivered pursuant to Section 1.2(c)(i)(1)(B), in each case, to give Investor the same economic effect as contemplated by this Agreement prior to such event.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1
Material Adverse Effect.

(a)
As used herein, the term “Material Adverse Effect” means, with respect to OCFC, any effect, change, event, circumstance, condition, occurrence or development that, individually or in the aggregate is, or is reasonably expected to have a material and adverse effect on (x) the financial position, results of operations, business, assets, properties or liabilities of OCFC and its Subsidiaries, taken as a whole, or (y) ability of OCFC to perform its obligations under this Agreement; provided, however, that for the purposes of clause (x) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in Law or interpretations of Law by Governmental Entities; (ii) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) changes, after the date hereof in general economic or capital market conditions affecting financial institutions or their market prices generally, including changes in levels of interest rates generally; (iv) the effects of the expenses incurred by OCFC or its affiliates in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (v) any action or omission required by this Agreement or taken, after the date of this Agreement, by OCFC with the prior written consent of Investor, or as otherwise expressly permitted or contemplated by this Agreement; (vi) the public announcement of this Agreement or the Merger Agreement, or the pendency of the transactions contemplated hereby or thereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lessors or employees); (vii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (viii) natural disasters, pandemics (including the outbreaks, epidemics or pandemics, and the governmental and other responses thereto) or other force majeure events; (ix) a failure, in and of itself, to meet earnings projections or internal financial forecasts or any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, but not including any underlying causes thereof; and (x) a decline in the trading price of Voting Common Stock, but not including any underlying causes thereof; except, with respect to subclauses (i), (ii), (iii), (vii) or (viii), to the extent that the effects of such change are disproportionately adverse to the financial position, results of operations, business, assets, properties or liabilities of OCFC and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which OCFC and its Subsidiaries operate.

Section 2.2
Representations and Warranties of OCFC. Except (a) as disclosed in the disclosure schedule delivered by OCFC to Investor concurrently herewith (the “OCFC Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the OCFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by OCFC that such item represents a material exception or effect, change, event, circumstance, condition, occurrence or development or that such item would or would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made in the OCFC Disclosure Schedule with respect to a section of this Section 2.2 shall be deemed to qualify any other section of this Section 2.2 (A) that is specifically referenced or cross-referenced in such disclosure or (B) that is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section of this Section 2.2 or (b) as disclosed in any OCFC Reports publicly filed with the SEC by OCFC after January 1, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), OCFC hereby represents and warrants to Investor as follows:

(a)
Corporate Organization.

(i)
OCFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. OCFC has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. OCFC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)
Each Subsidiary of OCFC (a “OCFC Subsidiary”) (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing or operation of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (C) has all requisite company, partnership or corporate (as applicable) power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any OCFC Subsidiary to pay dividends or distributions except, in the case of a OCFC Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than OCFC Bank and those Subsidiaries set forth in Section 2.2(a)(ii) of the OCFC Disclosure Schedule, there are no OCFC Subsidiaries as of the date hereof. OCFC does not have any material equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture, or other entity that is not a OCFC Subsidiary. As used herein, “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act.

(iii)
True, correct and complete copies of the OCFC Certificate and the OCFC Bylaws, in each case, as in effect as of the date such documents were provided have previously been made available by OCFC to Investor, and such documents have not been amended or modified since such time.

(iv)
OCFC Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of OCFC Bank are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of OCFC, threatened. OCFC Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of stock therein.

(b)
Capitalization.

(i)
The authorized capital stock of OCFC consists of 150,000,000 shares of Voting Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of two (2) Business Days prior to the date of this Agreement, there are (A) 57,390,569 shares of Voting Common Stock outstanding, (B) 62,942,427 shares of Voting Common Stock issued, (C) 5,551,858 shares of Voting Common Stock held in treasury, (D) 470,587 shares of Voting Common Stock reserved for issuance upon the settlement of outstanding awards of restricted Voting Common Stock subject to solely service-based vesting (“OCFC Time-Vested Restricted Stock Awards”) granted under the OceanFirst Financial Corp. 2020 Stock Incentive Plan (the “OCFC Equity Plan”), (E) 416,968 shares of Voting Common Stock reserved for issuance upon the settlement of outstanding awards of restricted Voting Common Stock subject to performance-vesting conditions assuming performance with respect thereto is achieved at target level (and 587,976 shares of Voting Common Stock assuming performance with respect thereto is achieved at maximum level) granted under the OCFC Equity Plan (“OCFC Performance-Vested Restricted Stock Awards”), (F) 1,486,170 shares of Voting Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the OCFC Equity Plan (such stock options, together with the OCFC Time-Vested Restricted Stock Awards, the “OCFC Equity Awards”), (G) 866,347 shares of OCFC Common Stock reserved for issuance for future grants under the OCFC Equity Plan and (H) no other shares of capital stock or other equity or voting securities of OCFC issued, reserved for issuance or outstanding. As of the date of this Agreement, all of the issued and outstanding shares of Voting Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no trust preferred or subordinated debt securities of OCFC issued or outstanding. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of OCFC may vote. Other than the OCFC Equity Awards issued prior to the date of this Agreement as described in this Section 2.2(b) or as set forth in the Merger Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in OCFC, or contracts, commitments, understandings or arrangements by which OCFC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in OCFC, or that otherwise obligate OCFC to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing. Other than this Agreement and the Parent Support Agreements (as defined in the Merger Agreement), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Voting Common Stock or other equity interests of OCFC. Other than the OCFC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of OCFC or any of its Subsidiaries) are outstanding.

(ii)
OCFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the OCFC Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to OCFC Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as contemplated by the Merger Agreement, no OCFC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)
Authority; No Violation.

(i)
OCFC has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to other actions described in this Section 2.2(c) and Section 2.2(d), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OCFC, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including the OCFC Share Issuance, have, prior to the date hereof, been duly, validly and unanimously approved by the OCFC Board. The OCFC Board has (A) (1) determined that this Agreement, the OCFC Share Issuance, the Exemption Amendment and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and (2) the issuance of shares of Voting Common Stock pursuant to the Merger Agreement and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, in each case, are advisable, fair to and in the best interests of OCFC and its stockholders, (B) approved this Agreement, the Exemption Amendment and the transactions contemplated hereby and thereby, (C) directed that the OCFC Share Issuance and the issuance of Voting Common Stock pursuant to the Merger Agreement be submitted to the holders of Voting Common Stock for approval at a duly called and convened meeting of such stockholders (the “OCFC Meeting”), (D) recommended that the stockholders of OCFC approve the OCFC Share Issuance, the issuance of Voting Common Stock pursuant to the Merger Agreement and the Exemption Amendment and (E) approved a resolution to the foregoing effect. Except for (1) the approval of the OCFC Share Issuance and the issuance of Voting Common Stock pursuant to the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of the shares of Voting Common Stock at the OCFC Meeting (the “Requisite OCFC Vote”), (2) the approval of the Exemption Amendment by the requisite approval of OCFC’s stockholders, and (3) the adoption of resolutions to give effect to the provisions of Section 4.5 in connection with the Closing, no other corporate proceedings or approvals on the part of OCFC or OCFC Bank are necessary to approve or adopt this Agreement for OCFC to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OCFC and (assuming due authorization, execution and delivery by Investor) constitutes a valid and binding obligation of OCFC, enforceable against OCFC in accordance with its terms (except in all cases as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(ii)
None of the execution and delivery of this Agreement by OCFC, the performance by OCFC of its obligations hereunder nor the consummation by OCFC of the transactions contemplated hereby, nor compliance by OCFC with any of the terms or provisions hereof will (A) violate any provision of the OCFC Certificate or the OCFC Bylaws or any governing or organizational document of any OCFC Subsidiary or (B) assuming that the consents and approvals referred to in Section 2.2(d) are duly obtained, (x) violate any Law applicable to OCFC, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of OCFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which OCFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y)) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)
The shares of Voting Common Stock to be issued in the OCFC Share Issuance have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of OCFC will have any preemptive right or similar rights in respect thereof. The shares of Non-Voting Common Equivalent Stock (A) to be issued hereunder and (B) for which the Warrant may be exercised, in each case, have been validly authorized (subject to receipt of the Requisite OCFC Vote), when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of OCFC will have any preemptive right or similar rights in respect of any such issuance or exercise.

(d)
Consents and Approvals. Except for (i) the filing of the requisite Listing of Additional Shares Notification form and any other required applications, filings, certificates and notices, as applicable, with NASDAQ and the approval of the listing on NASDAQ of the Securities pursuant to this Agreement, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the joint proxy statement/prospectus in definitive form relating to the OCFC Meeting, (iii) the filing of the Certificate of Designations (NVCE) with the Delaware Secretary, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Voting Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by OCFC of this Agreement or (B) the OCFC Share Issuance and the other transactions contemplated hereby and the performance by OCFC of its obligations hereunder. As of the date hereof, OCFC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the OCFC Share Issuance and the other transactions contemplated hereby on a timely basis.

(e)
Reports.

(i)
OCFC and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any applicable Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for normal examinations and inspections conducted by a Governmental Entity in the ordinary course of business of OCFC and its Subsidiaries, to the knowledge of OCFC, no Governmental Entity has initiated or has pending any proceeding or investigation into the business or operations of OCFC or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unresolved violation or exception by any Governmental Entity of OCFC or any of its Subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of OCFC or any of its Subsidiaries since January 1, 2023, in each case, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)
OCFC has made available to Investor true, correct and complete copies of each communication mailed by OCFC to its stockholders since January 1, 2023. No such communication or any registration statement, prospectus, report, schedule, definitive proxy statement and other documents (including exhibits and all information incorporated by reference) filed with or furnished to the SEC since January 1, 2023 by OCFC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “OCFC Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information publicly filed or furnished as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all of the OCFC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No OCFC Subsidiary is required to file (or furnish, as applicable) periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of OCFC has failed in any material respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the OCFC Reports.

(f)
Financial Statements.

(i)
The financial statements of OCFC and its Subsidiaries included (or incorporated by reference) in the OCFC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of OCFC and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of OCFC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of OCFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent auditor of OCFC has resigned (or informed OCFC in writing that it intends to resign) or been dismissed as independent public accountants of OCFC as a result of or in connection with any disagreements with OCFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)
Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither OCFC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of OCFC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2025, or liabilities in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby.

(iii)
OCFC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to OCFC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of OCFC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to OCFC’s outside auditors and the audit committee of the OCFC Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect OCFC’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves directors, management or other employees who have a significant role in OCFC’s internal controls over financial reporting. To OCFC’s knowledge, there is no reason to believe that OCFC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv)
Since January 1, 2023, (A) neither OCFC nor any of its Subsidiaries, nor, to the knowledge of OCFC, any Representative of OCFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of OCFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OCFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no employee of or attorney representing OCFC or any of its Subsidiaries, whether or not employed or retained by OCFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by OCFC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the OCFC Board or any committee thereof or similar governing body of any Subsidiary of OCFC or any committee thereof.

(g)
Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) and J.P. Morgan Securities LLC (the “Placement Agent”), neither OCFC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the OCFC Share Issuance or the other transactions contemplated by this Agreement. OCFC has disclosed to Investor as of the date hereof the aggregate fees provided for in connection with the engagement by OCFC of JPM and KBW related to the transactions contemplated hereby and by the Merger Agreement.

(h)
Absence of Certain Changes or Events.

(i)
Since September 30, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)
Since September 30, 2024, other than the transactions contemplated by this Agreement and the Merger Agreement, OCFC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(i)
Legal Proceedings.

(i)
Neither OCFC nor any of its Subsidiaries is a party to any, and there is no outstanding, pending or to the knowledge of OCFC, threatened, action, claim, litigation, proceeding, arbitration, investigation, order or controversy, audit, hearing, suit, dispute, subpoena or summons by or before any Governmental Entity (“Action”) of any material nature against OCFC or any of its Subsidiaries or, to OCFC’s knowledge, any of their current or former directors or executive officers (A) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) that would reasonably be expected to result in a material restriction on, or material liability being imposed against, OCFC or any OCFC Subsidiary or any of their respective businesses or (C) challenging the validity or propriety of the transactions contemplated by this Agreement or the Merger Agreement.

(ii)
There is no outstanding Order imposed upon OCFC, any of its Subsidiaries or, to the knowledge of OCFC, any of their current or former directors or executive officers (in each of their capacities as such) or the assets, rights or properties of OCFC or any of its Subsidiaries (A) that would reasonably be expected to be material to OCFC and its Subsidiaries, taken as a whole or (B) challenging the validity or propriety of the transactions contemplated by the Agreement.

(j)
Taxes and Tax Returns.

(i)
Each of OCFC and its Subsidiaries has duly and timely filed (including all valid applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither OCFC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of OCFC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of OCFC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither OCFC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither OCFC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of OCFC and its Subsidiaries or the assets of OCFC and its Subsidiaries. Neither OCFC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among OCFC and/or its Subsidiaries). Neither OCFC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was OCFC) or (B) has any material liability for the Taxes of any person (other than OCFC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. Neither OCFC nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”)) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither OCFC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has OCFC been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(ii)
As used herein, (A) “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(k)
Employees.

(i)
For purposes of this Agreement, “OCFC Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which OCFC or any Subsidiary or any trade or business of OCFC or any of its Subsidiaries, whether or not incorporated, all of which together with OCFC would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “OCFC ERISA Affiliate”), is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by OCFC or any of its Subsidiaries or any OCFC ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the OCFC or any of its Subsidiaries or any OCFC ERISA Affiliate.

(ii)
Each OCFC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither OCFC nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor (the “DOL”), Pension Benefit Guarantee Corporation (the “PBGC”) or any other Governmental Entity since January 1, 2024, with respect to any OCFC Benefit Plan, and neither OCFC nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(iii)
With respect to each OCFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “OCFC Qualified Plans”), the IRS has issued a favorable determination letter or opinion letter with respect to each OCFC Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of OCFC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any OCFC Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any OCFC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(iv)
Each OCFC Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and would not reasonably be expected to result in material liability to OCFC or any of its Subsidiaries or any employee of OCFC or any of its Subsidiaries.

(v)
No OCFC Benefit Plan is, and none of OCFC, its Subsidiaries nor any OCFC ERISA Affiliate has at any time during the last six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code.

(vi)
None of OCFC, its Subsidiaries nor any OCFC ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a plan that is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of OCFC and its Subsidiaries nor any OCFC ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii)
Except as set forth in Section 2.2(k)(vii) of the OCFC Disclosure Schedule, neither OCFC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(viii)
All material contributions required to be made to any OCFC Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any OCFC Benefit Plan, for any period from January 1, 2024 through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of OCFC.

(ix)
There are no pending or, to the knowledge of OCFC, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted since January 1, 2024, and, to OCFC’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to any Action, against the OCFC Benefit Plans, any fiduciaries thereof with respect to their duties to the OCFC Benefit Plans or the assets of any of the trusts under any of the OCFC Benefit Plans that would reasonably be expected to result in any material liability of OCFC or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any OCFC Benefit Plan, or any other party.

(x)
To the knowledge of OCFC, none of OCFC and its Subsidiaries nor any OCFC ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the OCFC Benefit Plans or their related trusts, OCFC, any of its Subsidiaries, any OCFC ERISA Affiliate or any person that OCFC or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xi)
Except as set forth in Section 2.2(k)(xi) of the OCFC Disclosure Schedule, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or under the Merger Agreement will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of OCFC or any of its Subsidiaries, or result in any limitation on the right of OCFC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any OCFC Benefit Plan or related trust. Neither OCFC nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require OCFC or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii)
No OCFC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(xiii)
There are no pending or, to OCFC’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against OCFC or any of its Subsidiaries, or any strikes or other material labor disputes against OCFC or any of its Subsidiaries. Neither OCFC nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of OCFC or any of its Subsidiaries and, to the knowledge of OCFC, there are no organizing efforts by any union or other group seeking to represent any employees of OCFC or any of its Subsidiaries and no employees of OCFC or any of its Subsidiaries are represented by any labor organization.

(xiv)
To the knowledge of OCFC, no current or former employee or independent contractor of OCFC or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation) that is included in any employment or consulting contract: (i) to OCFC or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for OCFC or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(l)
Compliance with Applicable Law.

(i)
Except for matters that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) OCFC and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), and (B) to the knowledge of OCFC, there is no threatened suspension or cancellation of any such license, franchise, permit or authorization.

(ii)
OCFC and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any applicable Laws relating to OCFC or any of its Subsidiaries, including all Laws related to artificial intelligence, privacy and security of data or information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” “personal information” or a similar term, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other Laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. OCFC Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(iii)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of OCFC or any of its Subsidiaries, or to the knowledge of OCFC, any Representative or other person acting on behalf of OCFC or any of its Subsidiaries has, directly or indirectly, (A) used any funds of OCFC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or, to the knowledge of OCFC, employees or to foreign or domestic political parties or campaigns from funds of OCFC or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (D) established or maintained any unlawful fund of monies or other assets of OCFC or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of OCFC or any of its Subsidiaries or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for OCFC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for OCFC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iv)
As of the date hereof, OCFC maintains regulatory capital ratios that exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator).

(v)
Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) OCFC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law; and (B) none of OCFC, any of its Subsidiaries, or, to the knowledge of OCFC, any of its or its Subsidiaries’ directors, officers or, to the knowledge of OCFC, employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct, and complete and accurately reflect the assets and results of such fiduciary account.

(m)
Agreements with Governmental Entities. As of the date hereof, neither OCFC nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil money penalty by, or has been, since January 1, 2023, a recipient of any supervisory letter from, or, since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect, or would reasonably be expected to restrict in any material respect, the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the OCFC Disclosure Schedule, a “OCFC Regulatory Agreement”), nor has OCFC or any of its Subsidiaries been advised, since January 1, 2023, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such OCFC Regulatory Agreement. OCFC and its Subsidiaries are in compliance in all material respects with each OCFC Regulatory Agreement to which it is a party or is subject. OCFC and its Subsidiaries have not received any notice from any Governmental Entity indicating that OCFC or its Subsidiaries is not in compliance in any material respect with any OCFC Regulatory Agreement.

(n)
Investment Securities and Commodities.

(i)
Each of OCFC and its Subsidiaries has good and valid title to all securities and commodities owned by it (except those sold under repurchase agreements as reflected in the OCFC Reports), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of OCFC or its Subsidiaries. Such securities and commodities are carried on the books of OCFC at values determined in accordance with GAAP in all material respects.

(ii)
OCFC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that OCFC believes are prudent and reasonable in the context of such businesses, and OCFC and its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, OCFC has made available to Investor the material terms of such policies, practices and procedures.

(o)
Loan Portfolio.

(i)
As of the date hereof, neither OCFC nor any of its Subsidiaries is a party to any loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which OCFC or any of its Subsidiaries is a creditor and that, as of September 30, 2025, had an outstanding balance in excess of the amount set forth in Section 2.2(o)(i) of the OCFC Disclosure Schedule and under the terms of which the obligor was, as of September 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest.

(ii)
Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of OCFC, each Loan of OCFC and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of OCFC and its Subsidiaries as secured Loans, has been secured by Liens, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(iii)
To the knowledge of OCFC, since January 1, 2023, each outstanding Loan of OCFC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and currently is administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of OCFC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(iv)
To the knowledge of OCFC, there are no material outstanding Loans made by OCFC or any of its Subsidiaries to any “executive officer” or any other “insider” (as each such term is defined in 12 C.F.R. Part 215 promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)) of OCFC or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with 12 C.F.R. Part 215 or that are exempt therefrom.

(p)
Related Party Transactions. Since January 1, 2023, there have been no material transactions, agreements, arrangements or understandings (or series of related material transactions, agreements, arrangements or understandings), nor are there any currently proposed material transactions, agreements, arrangements or understandings (or series of related material transactions, agreements, arrangements or understandings) between (i) OCFC or any of its Subsidiaries, on the one hand, and (ii) (x) (A) any current or former director, or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of OCFC or any of its Subsidiaries or (B) any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Voting Common Stock or (y) any of such person’s affiliates or immediate family members of the person referenced in clause (x), on the other hand.

(q)
Offering of Securities. Neither OCFC, nor any of its Subsidiaries, nor any person acting on its or their behalf has (i) directly or indirectly, taken any action (including any offering of any securities of OCFC under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant hereto under the Securities Act and the rules and regulations of the SEC promulgated thereunder) that might subject the OCFC Share Issuance to the registration requirements of the Securities Act or (ii) offered the Securities or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person, other than Investor and other Institutional Accredited Investors (as defined in as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), each of which has been offered the Securities as a private sale for investment. None of OCFC nor any of its Subsidiaries has offered the Securities or any similar securities during the six (6) months prior to the date hereof to anyone, other than Investor and other Institutional Accredited Investors. OCFC has no intention to offer the Securities or any similar security during the six (6) months from the date hereof, except as contemplated by the Merger Agreement and this Agreement.

(r)
General Solicitation. Neither OCFC, nor any OCFC Subsidiary nor any of their respective affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities, including any (i) article, advertisement, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; (ii) website posting or widely distributed email; or (iii) seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(s)
No Other Representations or Warranties.

(i)
Except for the representations and warranties made by OCFC in this Section 2.2, neither OCFC nor any other person has made, makes or is authorized to make any express or implied representation or warranty with respect to OCFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and OCFC hereby expressly disclaims any such other representations or warranties, whether express or implied, at law or in equity, and Investor hereby expressly disclaims reliance on any other such representation or warranty, express or implied, at law or in equity. In particular, without limiting the foregoing disclaimer, neither OCFC nor any other person has made, makes or is authorized to make any representation or warranty to Investor or any of its affiliates or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to OCFC, any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, (B) except for the representations and warranties made by OCFC in this Section 2.2, any oral or written information presented to Investor or any of its affiliates or its or their respective Representatives in the course of (x) their due diligence investigation of OCFC or its Subsidiaries, (y) the negotiation of this Agreement or (z) in the course of the transactions contemplated hereby or (C) FFIC. None of OCFC, any of its Subsidiaries, their affiliates, their respective Representatives or any other person will have or be subject to any liability or other obligation to Investor, any of its Subsidiaries, their affiliates or their respective Representatives or any other person resulting from Investor’s use of, or the use by any of its affiliates or its or their respective Representatives of, any such information to the extent it or its subject matter is not also an express representation and warranty made by OCFC in this Section 2.2.

(ii)
OCFC acknowledges and agrees that neither Investor nor any other person has made, makes or is authorized to make any express or implied representation or warranty with respect to Investor, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Section 2.3, the Equity Commitment Letter or the Limited Guarantee.

Section 2.3
Representations and Warranties of Investor. Investor hereby represents and warrants to OCFC that:

(a)
Corporate Organization.

(i)
Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has the corporate, partnership or limited liability company power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Investor is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(ii)
Investor does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust, joint venture or other entity.

(b)
Authority; No Violation.

(i)
Investor has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to other actions described in this Section 2.3(b) and Section 2.3(c), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Investor of its obligations hereunder and the consummation of the transactions contemplated hereunder (including the OCFC Share Issuance) have, prior to the date hereof, been duly and validly approved by Investor’s board of directors or other equivalent governing body. No other corporate proceedings on the part of Investor or any of Investor’s partners or equityholders are necessary to approve or adopt this Agreement, for Investor to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investor and (assuming due authorization, execution and delivery by OCFC) constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(ii)
None of the execution and delivery of this Agreement by Investor, the performance by Investor of its obligations hereunder nor the consummation by Investor of the transactions contemplated hereby, nor compliance by Investor with any of the terms or provisions hereof, will (A) violate any provision of Investor’s certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) or (B) assuming that the consents and approvals referred to in Section 2.3(c) are duly obtained, (x) violate any Law applicable to Investor or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Investor under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Investor is a party, or by which Investor or any of its properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Investor’s ability to perform its obligations under this Agreement or consummate the OCFC Share Issuance and the other transactions contemplated by this Agreement on a timely basis.

(c)
Consents and Approvals. Except for (i) the filing of the requisite Listing of Additional Shares Notification form and any other required applications, filings, certificates and notices, as applicable, with NASDAQ and the approval of the listing on NASDAQ of the Securities pursuant to this Agreement, (ii) the filing with the SEC of any filings that are necessary under applicable requirements of the Exchange Act, including the filing of the joint proxy statement/prospectus in definitive form relating to the OCFC Meeting, (iii) the filing of the Certificate of Designations (NVCE) with the Delaware Secretary and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Voting Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by Investor of this Agreement or (B) the OCFC Share Issuance and the other transactions contemplated hereby and the performance by Investor of its obligations hereunder. As of the date hereof, Investor has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the OCFC Share Issuance and the other transactions contemplated hereby on a timely basis.

(d)
Purchase for Investment. Investor acknowledges that the Securities have not been registered under the Securities Act or under any applicable state securities or other securities Laws of the U.S. or any other jurisdiction, that the Securities will be characterized as “restricted securities” under federal securities Laws, and that under such Laws the Securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Investor (i) is acquiring its entire beneficial ownership interest in the Securities solely for investment purposes for its own account or for an account over which it exercises discretion for another qualified institutional buyer or accredited investor, and with no present intention of or view towards selling or distributing any of the Securities to any other person, (ii) has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities, (iii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable state securities or other securities Laws of the U.S. or any other jurisdiction, (iv) is sophisticated and has such knowledge and experience in financial and business matters and in investments of this type that it is capable of independently evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (v) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act) and an “institutional account” (as that term is defined under FINRA 4512(c)). Investor has determined, based on its own independent review and such professional advice as it has deemed appropriate, that its purchase of the Securities and participation in the transactions contemplated by this Agreement (i) are consistent with its financial needs, objectives and condition, (ii) comply and are consistent with all investment policies, guidelines and other restrictions applicable to it and (iii) are an advisable investment for it, notwithstanding the substantial risks inherent in investing in or holding the Securities.

(e)
No “Bad Actor” Disqualification Events. Neither Investor nor, to Investor’s knowledge, its affiliates, nor any of their respective officers, directors, employees, agents, partners or members, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

(f)
Information. Investor (i) is not being provided with disclosures that would be required if the offer and sale of the Securities were registered under the Securities Act, nor is Investor being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Securities; (ii) has had the opportunity to ask questions of and receive answers from OCFC directly; (iii) has been provided a reasonable opportunity to undertake and has undertaken its own independent due diligence of OCFC and its Subsidiaries, FFIC and its Subsidiaries and the terms of the Securities to the extent Investor deems necessary to make its decision to invest in the Securities; (iv) has availed itself of publicly available financial and other information concerning OCFC and its Subsidiaries and FFIC and its Subsidiaries to the extent Investor deems necessary to make its decision to purchase the Securities; and (v) has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Investor has sought such accounting, legal and tax advice as it has considered necessary or advisable to make an informed investment decision, without reliance on the Placement Agent, with respect to its acquisition of the Securities. Except for the representations, warranties and agreements of OCFC expressly set forth in this Agreement, Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the transactions contemplated by this Agreement, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of OCFC and its Subsidiaries and FFIC and its Subsidiaries, including all business, legal, regulatory, accounting, credit and tax matters.

(g)
Ability to Bear Economic Risk of Investment. Investor recognizes that an investment in the Securities involves substantial risk. Investor has the ability to bear the economic risk of the prospective investment in the Securities, including the ability to hold the Securities indefinitely, and further including the ability to bear a complete loss of all of Investor’s investment in OCFC.

(h)
Ownership. As of the date hereof, neither Investor nor any of its affiliates (other than any affiliate with respect to which Investor is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners (as such term is defined under Rule 13d-3 under the Exchange Act) of shares of Voting Common Stock or securities convertible into or exchangeable for Voting Common Stock.

(i)
Bank Regulatory Matters. Assuming the accuracy of the representations and warranties of OCFC contained herein, Investor represents that: (A) the consummation of the transactions contemplated hereby will not cause Investor (together with any of its affiliates) to own, control, or have the power to vote ten percent (10%) or more of any class of voting securities of OCFC for purposes of the CIBC Act, the BHC Act or their implementing regulations, and (B) neither Investor nor its affiliates for purposes of the BHC Act is a bank holding company or controls a bank for purposes of the BHC Act. Investor is not “acting in concert” (as that term is defined in Regulation Y) with any other person in connection with its investment in OCFC or the transactions contemplated by this Agreement or the Merger Agreement.

(j)
Equity Financing.

(i)
As of the date hereof, Investor has provided OCFC with a true, complete and correct copy of the Equity Commitment Letter, pursuant to which the Sponsors have committed, on the terms and subject to the conditions set forth therein, to invest the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that OCFC is an express third-party beneficiary thereof to the extent, and subject to the conditions and limitations, set forth therein.

(ii)
The Equity Commitment Letter (A) is in full force and effect, (B) is a legal, valid and binding agreement of Investor and the Sponsors, as applicable, enforceable against Investor and the Sponsors, as applicable, in accordance with its terms and (C) as of the date hereof, has not been amended or modified in any respect, and no such amendment or modification is contemplated as of the date hereof. Other than this Agreement and the Equity Commitment Letter, there are no other contracts, agreements, side letters or arrangements to which Investor is a party relating to the funding or investing, as applicable, that would reasonably be expected to adversely affect or delay the availability or conditionality of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(iii)
The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to pay the Investment Amount at the Closing (and any and all costs, fees, and expenses of the Investor incurred in connection with the negotiation of this Agreement and the performance hereof at or prior to the Closing required to be paid by Investor hereunder), on the terms and subject to the conditions contemplated in this Agreement and the Equity Commitment Letter. OCFC acknowledges (A) the separate corporate, partnership or limited liability company existence of Investor and (B) that the sole asset of Investor may be cash in a de minimis amount and its rights under this Agreement and the Equity Commitment Letter, in each case, in accordance with, and subject to, the terms and conditions set forth herein and therein and that no additional funds will be contributed to Investor unless and until the Closing occurs pursuant to the terms and conditions hereof.

(iv)
Assuming the accuracy of the representations and warranties set forth in Section 2.2, as of the date hereof no change, event, circumstance, condition, occurrence or development has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Investor or the Sponsors pursuant to the Equity Commitment Letter. Subject to OCFC’s compliance with this Agreement and assuming the satisfaction of the conditions set forth in Section 1.2(b)(i) and Section 1.2(b)(ii), Investor has no reason, as of the date hereof, to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter. As of the date hereof, Investor has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case, pursuant to and in accordance with the terms of the Equity Commitment Letter.

(v)
The Sponsors have duly executed and delivered to OCFC the Limited Guarantee. As of the date hereof, the Limited Guarantee is in full force and effect and is the valid, binding obligation of the Sponsors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(k)
Information Supplied. The information supplied or to be supplied by Investor in writing specifically for inclusion or incorporation by reference in any joint proxy statement/prospectus or any other documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement or the Merger Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)
Brokers and Finders. Neither Investor nor any of its affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the OCFC Share Issuance or the other transactions contemplated by this Agreement for which OCFC would be liable (other than as set forth in Section 6.3).

(m)
Placement Agent. Investor understands and acknowledges that (i) the Placement Agent is acting solely as OCFC’s placement agent and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for Investor, OCFC, FFIC or any other person or entity in connection with the transactions contemplated by this Agreement, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the transactions contemplated by this Agreement, (iii) the Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated by this Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning OCFC and its Subsidiaries, FFIC and its Subsidiaries or the transactions contemplated by this Agreement, and (iv) the Placement Agent shall have no liability or obligation (including for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Investor, OCFC and its Subsidiaries, FFIC and its Subsidiaries or any other person or entity), whether in contract, tort or otherwise, to Investor, or to any person claiming through Investor, in respect of the transactions contemplated by this Agreement.

(n)
No Other Representations or Warranties.

(i)
Except for the representations and warranties made by Investor in this Section 2.3 or made by the Sponsors in the Equity Commitment Letter or Limited Guarantee, neither Investor, its Representatives nor any other person has made, makes or authorized to make any express or implied representation or warranty with respect to Investor or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Investor hereby expressly disclaims any such other representations or warranties, whether express or implied, at law or in equity, and Investor hereby expressly disclaims reliance on any other such representation or warranty, express or implied, at law or in equity. In particular, without limiting the foregoing disclaimer, neither Investor nor any other person has made, makes or is authorized to make any representation or warranty to OCFC or any of its Subsidiaries or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Investor or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties made by Investor in this Section 2.3 or made by the Sponsors in the Equity Commitment Letter or Limited Guarantee, any oral or written information presented to OCFC or any of its Subsidiaries or its or their respective Representatives in the course of (x) their due diligence investigation of Investor or its affiliates, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby. None of Investor or its Representatives or any other person will have or be subject to any liability or other obligation to OCFC, any of its Subsidiaries, their affiliates or their respective Representatives or any other person resulting from OCFC’s use of, or the use by any of its affiliates or its or their respective Representatives of, any such information to the extent it or its subject matter is not also an express representation and warranty made by Investor in this Section 2.3.

(ii)
Investor acknowledges and agrees that neither OCFC, any of its Subsidiaries, any other their respective Representatives nor any other person has made, makes or is authorized to make any express or implied representation or warranty with respect to OCFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Section 2.2.

Article III

COVENANTS

Section 3.1
Filings; Other Actions.

(a)
Subject to Section 4.7, Investor, on the one hand, and OCFC, on the other hand, will (and will cause their respective affiliates, including, in the case of Investor, the Sponsors, and their “ultimate controlling persons” to) cooperate and consult with the other party and use reasonable best efforts to promptly prepare and file (as applicable) all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated hereby and by the Merger Agreement. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as reasonably practicable to the requests of any Governmental Entity for relating to the foregoing. Each party shall have a reasonable opportunity to review in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity, and OCFC and Investor shall each furnish to the other for review a copy of each such filing, to the extent relating to such other party, made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each party shall consult with the other in advance of any substantive meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement that is reasonably likely to relate to Investor. Notwithstanding the foregoing, the parties’ obligations under this Section 3.1(a) are, in each case, subject to Laws relating to the exchange of information (including with respect to confidential supervisory information) and subject to necessary redactions relating to confidential or sensitive information.

(b)
Investor and OCFC shall correct or supplement any information provided by it or on its behalf for use in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party as contemplated hereby as promptly as reasonably practicable, if and to the extent (A) that such information previously provided by it or on its behalf shall have become false or misleading in any material respect or (B) necessary or advisable to ensure that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Materials furnished pursuant to this Section 3.1(b) may be redacted (1) to remove references concerning the valuation of OCFC and the transactions contemplated hereby, including the OCFC Share Issuance, or other Confidential Information, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege concerns, and the parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 3.1(b) as “counsel only” or, as appropriate, as “outside counsel only”.

(c)
Investor shall have the reasonable opportunity to review any descriptions of Investor, its affiliates or the transactions contemplated by this Agreement prior to the publishing of any joint proxy statement/prospectus or any other documents (other than any filing under Rule 425 of the Securities Act) filed or to be filed with the SEC or any Governmental Entity by OCFC or, to the extent OCFC has and receives the right to review any such other documents filed or to be filed with the SEC or any Governmental Entity by FFIC (if permitted by FFIC), in connection with the transactions contemplated by this Agreement.

(d)
To the extent permitted by applicable Law, the parties shall promptly advise Investor upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required approval, consent or authorization from a Governmental Entity related to the transactions contemplated by this Agreement will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed or conditioned. As used herein, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, permits, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) set forth in Section 2.2(c) or Section 2.2(d) that are necessary to consummate the transactions contemplated by this Agreement or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
OCFC shall (at (x) the OCFC Meeting and (y) if the Exemption Amendment is not duly approved at the OCFC Meeting and the Closing occurs, at each of the first three annual meetings of stockholders of OCFC following the Closing Date (unless the Exemption Amendment is duly approved at a prior annual meetings of stockholders of OCFC)), use reasonable best efforts (including recommending the Exemption Amendment to its stockholders) to (i) submit to its stockholders a proposal to amend Section C of Article FOURTH of the OCFC Certificate in a manner to exempt Investor and its affiliates (but not any other stockholder of OCFC) from the application of Section C of Article FOURTH of the OCFC Certificate (such amendment, the “Exemption Amendment”) and (ii) obtain the requisite approval of its stockholders of the Exemption Amendment at any such meeting of its stockholders and, if and when approved, cause (but with no obligation to cause prior to the Closing) the Exemption Amendment to become effective; provided that following the first anniversary of the Closing, OCFC’s obligations contained in this clause (y) shall be subject to receipt of a written request from Investor no later than thirty (30) Business Days prior to the anniversary of the date on which OCFC first filed its proxy materials for the preceding annual meeting. Subject to OCFC obtaining the requisite approval of its stockholders of the Exemption Amendment, OCFC shall (A) if such requisite approval was obtained at the OCFC Meeting, in connection with the Closing, file the Exemption Amendment with the Delaware Secretary or (B) if such requisite approval was obtained at an annual meeting of stockholders of OCFC following the Closing Date, as promptly as practicable thereafter, file the Exemption Amendment with the Delaware Secretary. Notwithstanding anything herein to the contrary, neither approval of the Exemption Amendment by the stockholders of OCFC nor, unless the Exemption Amendment is approved at the OCFC Meeting, the filing (or effectiveness) of the Exemption Amendment with the Delaware Secretary is a condition to the obligation of any party to effect the Closing.

(f)
Upon the written request of Investor at any time after the Closing Date, Investor and OCFC shall cooperate in good faith and use their respective reasonable best efforts to permit Investor or its Permitted Transferee(s), as applicable (but not any other stockholder of OCFC), as promptly as practicable, to exchange all or a portion of such person’s shares of Non-Voting Common Equivalent Stock (including shares of Non-Voting Common Equivalent Stock into which the Warrant may be exercised) for shares of Voting Common Stock; provided that any such exchange, and OCFC’s obligations to effect such exchange under this Section 3.1(f), shall be subject to receipt of any required permit, authorization, consent, Order or approval from any Governmental Entity. It is understood and agreed that this Section 3.1(f) does not expand or modify the convertibility of shares of Non-Voting Common Equivalent Stock, which convertibility is governed exclusively by the Certificate of Designations (NVCE).

(g)
Each party shall (and shall cause its respective affiliates (including, in the case of Investor, the Sponsors) and cause its and their respective directors, officers, partners and stockholders to) execute and deliver, whether before, at or after the Closing, such further certificates, agreements, instruments and other documents and take such other actions as the other party may reasonably request, in each case, to consummate, implement or evidence the OCFC Share Issuance, the Exemption Amendment and any exchange contemplated by Section 3.1(f).

(h)
Investor shall take all actions necessary to enforce the obligations of the Sponsors under the Equity Commitment Letter.

(i)
The covenants in Section 3.1(a) through Section 3.1(c) shall terminate effective upon the consummation of the Closing.

Section 3.2
Information Rights.

(a)
Following the Closing, so long as Investor, together with its affiliates, beneficially owns in the aggregate at least the lesser of (i) 2.5% of the outstanding shares of Voting Common Stock (on an As-Converted Basis) and (ii) 50% of the Voting Common Stock (on an As-Converted Basis) that Investor beneficially owns immediately following the Closing (the “Information Rights Period”), solely for Permitted Purposes, at Investor’s sole cost and expense, OCFC shall, and shall cause each of its Subsidiaries to, afford Investor and its Representatives reasonable access upon prior reasonable written request and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of OCFC and its Subsidiaries to the (A) officers, employees, properties, offices and other facilities of OCFC and its Subsidiaries, and (B) contracts, licenses, books and records and other documents relating to the business of OCFC and its Subsidiaries; provided that, any shares subject to any Hedging Arrangement shall not be considered beneficially owned for purposes of calculating the foregoing.

(b)
Notwithstanding the foregoing, neither OCFC nor its Subsidiaries shall be obligated to provide such access, materials or information to the extent OCFC determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate or prejudice the rights of its clients, depositors or customers, (ii) result in the disclosure of trade secrets or competitively sensitive information in a manner detrimental to OCFC or its Subsidiaries, (iii) violate any Law, agreement or obligation of confidentiality owing to a third party (including any Governmental Entity), (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (v) be adverse to the interests of OCFC or any of its Subsidiaries in any pending or threatened Action asserted by Investor; provided, however, that OCFC shall use reasonable best efforts to make other arrangements (including using reasonable best efforts to redact information or make substitute disclosure arrangements) that would enable disclosure to Investor to occur without, in the case of the (A) foregoing clause (i), violating or prejudicing such right; (B) foregoing clause (ii), disclosing such trade secrets or competitively sensitive information; (C) foregoing clause (iii), violating such Law or agreement or obligation; (D) foregoing clause (iv), jeopardizing such privilege; and (E) foregoing clause (v), such adverse consequences.

Section 3.3
Confidentiality.

(a)
Each of Investor and OCFC shall (and shall cause its affiliates and its and its affiliates’ respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to) hold all information furnished by or on behalf of the other party or its affiliates or its or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated April 6, 2025, by and between Warburg Pincus LLC and OCFC (the “Confidentiality Agreement”). Further, Investor shall (and shall cause its affiliates and its and its affiliates’ respective Representatives to) hold all information furnished by, on behalf of or in respect of FFIC or its affiliates or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of that certain Evaluation and Confidentiality Agreement, dated November 1, 2025, by and between Warburg Pincus LLC and FFIC (the “FFIC NDA”). Notwithstanding the foregoing, the provisions of Section 3.3(b) and Section 4.1 will supersede any conflicting provision in the Confidentiality Agreement or, after the Closing, the FFIC NDA (but non-conflicting provisions will otherwise continue in full force and effect in accordance with their respective terms).

(b)
In addition to Investor’s obligations under the Confidentiality Agreement and the FFIC NDA, from the Closing until two (2) years after the last date of the Director Rights Period (other than with respect to customer data or confidential supervisory information, in which case, any obligation pursuant to this Section 3.3(b) shall survive indefinitely), Investor shall (and shall cause its affiliates and its and its affiliates’ respective Representatives to) (i) keep confidential any information (including oral, written, electronic or other information) concerning OCFC or its affiliates (including, for such purpose, FFIC and its affiliates) that has been, will be or may be furnished to Investor, its affiliates or their respective Representatives by or on behalf of OCFC (or its affiliates) or any of its or their respective Representatives pursuant hereto or in connection with Investor’s (or its affiliates’) investment or potential investment in OCFC (collectively, the “Confidential Information”) and (ii) use the Confidential Information solely for the purposes of evaluating, monitoring, administering or taking any other action with respect to Investor’s (or its affiliates’) investment in OCFC (including pursuing any sale or disposition of all or part of its investment in OCFC) or complying with Investor’s (or its affiliates’) bona fide legal, regulatory, tax or other compliance obligations, or ensuring compliance with the terms of, enforcing, defending or understanding any right or obligation in respect of this Agreement, the OCFC Certificate, the Certificate of Designations (NVCE), the OCFC Bylaws or any other agreement or instrument relating to OCFC (any of the foregoing, a “Permitted Purpose”; provided that notwithstanding the foregoing or anything to the contrary herein or in the Confidentiality Agreement, Investor (and its affiliates and its and its affiliates’ respective Representatives) shall be free to use (x) for any purpose any information in intangible form, retained in the unaided memory of such persons, relating to or resulting from access to Confidential Information and (y) any generalized learnings from evaluating, monitoring and administering Investor’s (or its affiliates’) investment in OCFC, which do not constitute tangible Confidential Information furnished by or on behalf of OCFC (or its affiliates) or any of its or their respective Representatives, for purposes of evaluating or modifying their business strategies); provided, further, that the Confidential Information shall not include information that (i) was or becomes generally available to the public, other than as a result of a disclosure by Investor, its affiliates or its or their respective Representatives in violation of this Section 3.3(b), the Confidentiality Agreement or the FFIC NDA, (ii) was or becomes available to Investor, its affiliates or their respective Representatives on a non-confidential basis from a source (other than OCFC, its affiliates, FFIC, its affiliates or any of their respective Representatives), so long as such source was not, to Investor’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge after due inquiry, subject to any obligation to OCFC or its Subsidiaries to keep such information confidential, (iii) at the time of disclosure is already in the possession of Investor, its affiliates or their respective Representatives, so long as such information is not, to Investor’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to OCFC or its Subsidiaries to keep such information confidential, or (iv) was independently developed by Investor, its affiliates or its or their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.

(c)
Each of OCFC and Investor agrees, on behalf of itself, its affiliates and its and their respective Representatives, that Confidential Information may be disclosed by Investor and its affiliates solely (i) to Investor’s affiliates and its and their respective Representatives to the extent required for a Permitted Purpose; provided that Investor direct such persons to treat the Confidential Information in accordance with the terms herein and in a confidential manner that is a reasonable standard of care and at least as protective as the precautions undertaken by such person with respect to its own confidential information of a similar type or nature and (ii) to any Permitted Transferees pursuant to Section 4.2(b); provided that such Permitted Transferee has entered into a confidentiality agreement pursuant to which such Permitted Transferee agrees to treat the Confidential Information in a confidential manner and in accordance with the terms herein and pursuant to which Investor or one of its affiliates agrees to be responsible for any breach by such Permitted Transferee in accordance with the terms of the confidentiality agreement, and (iii) in the event that the Investor, any of its affiliates or any of its or their respective Representatives are required by Law or requested or required by any Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each case, so long as Investor, its affiliates and its and their respective Representatives (as applicable), to the extent reasonably practicable and permitted by Law, (A) promptly provide notice thereof to OCFC, (B) reasonably cooperate with OCFC (at OCFC’s sole expense) to resist or narrow such request or requirement, including in seeking a protective order or other appropriate remedy, prior to any such disclosure and (C) limit such disclosure to that which is then so required or requested and use reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information; provided that the foregoing clauses (A), (B) and (C) shall not apply to disclosure requests or requirements of a Governmental Entity which are not specifically targeted at this Agreement, the parties hereto or the transactions contemplated hereby.

Section 3.4
Public Announcement.

(a)
Investor acknowledges and agrees that the initial press release with respect to the execution and delivery of the Merger Agreement and this Agreement shall be a release mutually agreed to by OCFC and FFIC; provided that, prior to the issuance of such press release, OCFC shall (i) consult with Investor about, (ii) allow Investor reasonable time to comment on and (iii) agree with Investor on, in each case, such portions of the release or announcement describing Investor, this Agreement and the investment in OCFC by Investor contemplated hereunder.

(b)
Thereafter, (i) OCFC shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement or the proposed or actual investment in OCFC by Investor contemplated hereunder and (ii) Investor shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement, the proposed or actual investment in OCFC by Investor contemplated hereunder, the Merger Agreement or the transactions contemplated thereby, in each case, except (A) as required by Law, in which case, to the extent permitted by Law and practicable under the circumstances, the party required to make such release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on (and shall consider such comments in good faith), such release, statement or announcement in advance of such issuance, (B) communications by OCFC to its stockholders, employees, customers, vendors or other stakeholders that are reasonably necessary or advisable in connection with the transactions contemplated hereunder or under the Merger Agreement, (C) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) for such releases, statements or announcements that are consistent with other such releases, statements or announcements made on or after the date hereof in compliance with this Section 3.4. Notwithstanding anything in the foregoing, Investor and each of its affiliates may provide customary disclosure of the status and subject matter of this Agreement and transactions contemplated hereby to their respective limited partners and investors, subject to customary confidentiality undertakings.

Section 3.5
Pre-Closing Period Conduct.

(a)
During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the OCFC Disclosure Schedule), required by Law or as consented to in writing by Investor (which consent shall not be unreasonably withheld, conditioned or delayed), OCFC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use its reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent or adversely affect or materially delay (x) OCFC’s ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (y) the performance by OCFC or its Subsidiaries of its and their covenants and agreements hereunder.

(b)
During the period from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the OCFC Disclosure Schedule), as required by Law or as consented to in writing by Investor (such consent not to be unreasonably withheld, conditioned or delayed), OCFC shall not, and shall not permit any of its Subsidiaries to:

(i)
adjust, split, combine or reclassify any of its capital stock;

(ii)
make, declare, pay or set a record date for any dividend or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by OCFC at a rate not in excess of $0.20 per share of Voting Common Stock, (B) dividends paid by any wholly-owned Subsidiary of OCFC to OCFC or any of its other wholly-owned Subsidiaries, (C) regular distributions on outstanding trust preferred securities in accordance with their terms or (D) the acceptance of shares of Voting Common Stock for withholding taxes incurred in connection with the vesting or settlement of the OCFC Equity Awards and dividend equivalents thereon, if any, in each case, in the ordinary course of business and consistent with the terms of any applicable award agreements);

(iii)
issue, sell, transfer, encumber or otherwise permit to become outstanding (including by issuing any shares of Voting Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or other equity or voting securities or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or other equity or voting securities, including any securities of OCFC or any of its Subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of its capital stock or other equity or voting securities, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date of this Agreement or pursuant to the exercise, vesting or settlement of any new awards that are permitted to be granted by this Section 3.5(b)(iii), in each case, in accordance with their terms;

(iv)
(A) sell, transfer, mortgage, encumber or otherwise dispose of any material properties, assets or businesses to any individual, corporation or other entity other than a wholly-owned Subsidiary of OCFC, (B) abandon or allow to lapse any material properties or assets, or (C) cancel, release or assign any material indebtedness to which it or any Subsidiary of OCFC is a party, in each case of clauses (A) through (C), other than in the ordinary course of business;

(v)
amend the OCFC Certificate, OCFC Bylaws or comparable governing or organizational document of any of its material Subsidiaries;

(vi)
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade or purchase any security rated below investment grade; or

(vii)
agree to do any of the foregoing.

(c)
OCFC shall not, without the prior written consent of Investor, (x) amend, modify or agree to any waiver of any of the following terms or provisions of the Merger Agreement (or any defined terms used in those sections or exhibits or schedules incorporated by reference therein): (i) the Exchange Ratio (as defined in the Merger Agreement), (ii) Materially Burdensome Regulatory Condition (as defined in the Merger Agreement) and Section 6.2(b) of the Merger Agreement, (iii) Sections 1.8, 1.9, 5.2(b)(i), 5.2(b)(iii) (except in connection with any broad-based grant of equity awards by FFIC other than for retention purposes), 5.2(b)(iv) (except in connection with any broad-based grant of equity awards by FFIC other than for retention purposes), 5.2(c) (but only if the sale, transfer, mortgage, encumbrance or disposal would typically be considered by the OCFC Board), 5.2(m) (but only if the granting of such waiver or consenting to such amendment by OCFC requires the approval of the OCFC Board) of the Merger Agreement, in each case in a manner that would adversely affect Investor (or its affiliates) (including in its capacity as a holder of Securities from and after the Closing) or 6.22 of the Merger Agreement, (iv) Article VII of the Merger Agreement or (vii) Article VIII of the Merger Agreement or (y) except with respect to any matter that is otherwise expressly permitted in the foregoing clause (x), amend, modify or agree to any waiver (other than a waiver solely to the extent it permits compensatory equity award grants that would otherwise require consent) of any term or provision in the Merger Agreement (including any of the exhibits or schedules thereto) which is not operational in nature and which would change the nature or amount of the consideration payable to FFIC’s stockholders under the Merger Agreement.

(d)
OCFC shall deliver to Investor, reasonably promptly (and in any event within three (3) Business Days), copies of any consents or waivers or requests for consents or waivers pursuant to Section 5.1, Section 5.2 or Section 5.3 of the Merger Agreement and copies of any other amendments, modifications, consents or waivers to or under the Merger Agreement.

(e)
OCFC and its Subsidiaries shall use their reasonable best efforts to take or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement on the terms and conditions described in the Merger Agreement, including using their reasonable best efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants under the control of OCFC in the Merger Agreement and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in the Merger Agreement have been satisfied, consummate the Mergers substantially concurrently with the consummation of the Closing. Without limiting the generality of the foregoing, OCFC shall give Investor prompt (and, in any event five (5) Business Days) written notice of (i) gaining actual knowledge of any breach or default or alleged breach or default by OCFC or FFIC to the Merger Agreement; and (ii) of the receipt of any written notice or other written communication from FFIC with respect to any actual, potential or claimed breach, default, termination or repudiation by FFIC to any provision of the Merger Agreement.

Article IV

ADDITIONAL AGREEMENTS

Section 4.1
Standstill.

(a)
During the Director Rights Period, unless (x) specifically requested in writing in advance by OCFC, (y) OCFC having given its prior written consent or (z) in connection with the express terms hereof, neither Investor nor any of its affiliates will, directly or indirectly (or assist, advise, act in concert or participate with or encourage others to):

(i)
acquire (or agree, offer or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership of OCFC, including beneficial ownership of any material portion of the assets or securities of OCFC or any of its Subsidiaries, or any rights or options to acquire such ownership (including from any third party);

(ii)
publicly offer to enter into, or publicly propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with OCFC or any OCFC Subsidiary (other than the Mergers);

(iii)
(A) call or requisition, or seek to call or requisition, any meeting of stockholders of OCFC or provide to any third party a proxy, consent or requisition to call any meeting of stockholders of OCFC, (B) seek to have the stockholders of OCFC authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have the stockholders of OCFC authorize or take corporate action by written consent without a meeting, (C) seek representation on the OCFC Board (other than, and provided that the foregoing will not limit Investor’s rights hereunder, with respect to the Board Representative), (D) seek the removal of any member of the OCFC Board, (E) make a non-binding or precatory vote, of stockholders of OCFC or (F) make a request for OCFC’s stock ledger pursuant to Section 220 of the Delaware General Corporation Law;

(iv)
solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), regardless of whether such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of OCFC or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(I)(2)(iv)(A);

(v)
knowingly enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (i)-(iv) or knowingly form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any voting securities of OCFC or its Subsidiaries;

(vi)
file a Schedule 13D (or amendment thereto) with respect to OCFC or any of its outstanding voting securities, except as required by Law; or

(vii)
make any public disclosure, or take any action that could reasonably be expected to require either party to make a public disclosure, with respect to any of the matters set forth in this Section 4.1(a).

(b)
Notwithstanding Section 4.1(a), Investor, its affiliates and its and their respective Representatives may discuss the transactions contemplated in Section 4.1(a) with, make a non-binding proposal for such transactions to, or request any amendment, waiver or consent to Section 4.1(a) from, the OCFC Board or the Chief Executive Officer of OCFC, as long as all such discussions, non-binding proposals and requests (i) are kept strictly confidential by Investor, its affiliates and its and their respective Representatives and (ii) would not reasonably be expected to require public disclosure by either party (or any of their respective affiliates) pursuant to any Law or the rules, regulations or requirements of any national securities exchange or inter-dealer quotation system on which any party’s or its affiliates’ securities may be listed or quoted.

(c)
Notwithstanding the foregoing, nothing in this Section 4.1 shall be construed to (i) restrict Investor or its affiliates from confidentially communicating with their Representatives and affiliates about such transactions, (ii) prohibit investments made in the ordinary course of business only if not specifically targeted to an investment in OCFC or (iii) prohibit exercise of Investor’s rights under Section 4.4, Section 4.5 or elsewhere in this Agreement.

(d)
As used herein, the term “beneficial ownership” (or any variation thereof) shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act; provided that the following will be deemed to be an acquisition of beneficial ownership of securities: (i) establishing or increasing a call equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (ii) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Section 4.2
Transfer Restrictions.

(a)
Restrictions on Transfer. From and after the Closing, Investor shall not (and shall not permit its affiliates to), directly or indirectly, Transfer any of the Securities to:

(i)
any Activist Investor;

(ii)
any Competitor of OCFC or any of its Subsidiaries set forth on Section 4.2(a)(ii) of the OCFC Disclosure Schedule (“Competitor”);

(iii)
solely with respect to the Warrant, any person unable to deliver either of the IRS forms described in Section 1.2(c)(ii)(2) (unless in connection with the Transfer such person provides OCFC with an indemnity substantially consistent with the indemnity set forth in the last sentence of Section 4.16(c)); or

(iv)
any Sanctioned Party.

(b)
Permitted Transfers. Notwithstanding anything herein to the contrary, Investor and its affiliates may at any time take any of the following actions (each, a “Permitted Transfer” and the transferee a “Permitted Transferee”):

(i)
Transfer any portion or all of the Securities:

(1)
to any (A) affiliate of Investor under common control with Investor’s ultimate parent entity, general partner or investment advisor (any such transferee shall be included in the term “Investor”) or (B) limited partner, shareholder or member of Investor, but in each case only if the transferee agrees in writing for the benefit of OCFC (with a copy thereof to be furnished to OCFC) to be bound by the terms of this Agreement;

(2)
pursuant to a merger, division, consolidation, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving OCFC or its Subsidiaries; provided that such transaction has been approved by the OCFC Board (or a committee thereof);

(3)
to OCFC;

(4)
in connection with (A) Investor and its affiliates’ ordinary course security pledging activity and (B) transfers pursuant to or following exercise of applicable remedies by creditors of Investor and its affiliates; or

(5)
to the extent Investor determines, based on the advice of external legal counsel and following consultation with OCFC, that such Transfer is necessary to avoid a Materially Burdensome Regulatory Condition; or

(ii)
Transfer any portion or all of its Securities to any bona fide financial institution or other lender (in each case, other than any Competitor or Activist) or any agent therefor to secure any Back Leverage provided by such financial institution or other lender and, such financial institution or other lender or any agent therefor may in connection with any foreclosure or exercise of any rights thereunder, Transfer any such Securities to any person (including any Activist or Competitor); provided that Investor shall request that the Person effecting the Transfer avoid effecting any Transfer to a Competitor or an Activist Investor.

(c)
Permitted Public Markets Transfers. Section 4.2(a) shall not restrict any Transfer of shares of Voting Common Stock (including any Non-Voting Common Equivalent Stock that, upon such Transfer, would be converted into Voting Common Stock in connection with such Transfer) in the public markets pursuant to any bona fide (i) underwritten public offering, so long as Investor or its affiliates, as applicable, effecting any such Transfers shall not instruct the managing underwriters of any such underwritten public offering to include as transferees any person contemplated by Section 4.2(a)(ii) from such underwritten public offering, (ii) firm commitment offering to one or more broker-dealers for resale under Rule 144A and/or Regulation S of the Securities Act, if such offering is permitted under the Securities Act, (iii) the exercise of any remedies in connection with any Back Leverage, or (iv) sale under Rule 144 so long as such sale is not intended to avoid the restrictions set forth in Section 4.2(a) and complies with paragraph (f)(1) of Rule 144.

(d)
Definitions.

(i)
“Activist Investor” means, as of any date of determination, a person that is identified on (A) Section 4.2(d)(i) of the OCFC Disclosure Schedule and (B) the most-recently available “SharkWatch 50” list as of such date, or any publicly-disclosed, controlled affiliate of such person; provided that, if Investor notifies OCFC that its obligations under any Back Leverage have been accelerated, the “SharkWatch 50” list then in effect at the time of such notice will remain in effect and will not be modified by any “SharkWatch 50” list subsequently delivered by OCFC.

(ii)
“Back Leverage” means the (a) incurrence of indebtedness (including any loan, fund financing, back leverage or other debt financing arrangement) by the Investor (or an Affiliate thereof) from any bona fide financial institution or any of its Affiliates, including the incurrence of indebtedness to refinance or replace indebtedness described in this clause (a), and (b) granting of liens by the Investor to secure payment of such indebtedness, including on the Securities.

(iii)
“Sanctioned Party” means any person that is (A) the subject or target of applicable trade, economic and financial sanctions Laws (in each case having the force of law) administered, enacted or enforced from time to time by (1) the U.S. (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State), (2) the European Union (“E.U.”) or any E.U. member states, (3) the United Nations (“U.N.”), or (4) the United Kingdom (“U.K.”) (including His Majesty’s Treasury) (collectively, “Sanctions”), (B) operating, organized or resident in a country or region that is itself the subject or target of any Sanctions, (C) included on any list of the U.S., E.U., U.K. or U.N. (including any Governmental Entity thereof) of persons subject to Sanctions, or (D) controlled or fifty percent (50%) or more owned by, or acting on behalf of, any person contemplated by the foregoing clauses (A) or (C).

(iv)
“Transfer” by any person means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of or transfer (by merger, disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by merger, disposition, operation of law or otherwise), of any interest in any equity securities beneficially owned by such person.

Section 4.3
Hedging. In furtherance and not in limitation of Section 4.2, Investor agrees that, from the date hereof until the earlier of the (x) the one hundred and eighty (180) day anniversary of the Closing Date or (y) termination of this Agreement, it shall not (and shall cause its affiliates not to), directly or indirectly, enter into any hedging, derivative, swap, or similar agreement, arrangement or transaction, the value of which is based upon the value of any of the shares of capital of OCFC or FFIC (any of the foregoing, “Hedging Arrangements”); provided that this Section 4.3 shall not apply during the period (the “Utilized Grace Period”), if any, from the Closing Date through the date the Shelf Registration Statement (as defined in the Registration Rights Agreement) covering all of Investor’s Registrable Securities (as defined in the Registration Rights Agreement) is effective (including any subsequent settlement of any transactions made during the Utilized Grace Period). During the ten (10) Business Days prior to the Closing Date, OCFC shall keep Investor informed on a current basis regarding OCFC’s readiness to cause such Shelf Registration Statement (including sharing drafts thereof) to be effective on the Closing Date and shall take all actions within its control as may reasonably be requested by Investor to cause such Shelf Registration Statement to be effective on the Closing Date.

Section 4.4
Preemptive Rights.

(a)
During the Director Rights Period, solely to the extent permitted by Law, if OCFC proposes to newly issue a number of shares of Voting Common Stock or preferred stock convertible to or exchangeable for Voting Common Stock (other than an Excluded Issuance), then OCFC shall:

(i)
give written notice to Investor (no less than ten (10) Business Days prior to the closing of such issuance or, if OCFC reasonably expects such issuance to be completed in less than ten (10) Business Days, such shorter period (which shall not be less than five (5) Business Days)), setting forth in reasonable detail (A) the expected price (which may be a formula or unspecified future closing price) and other terms of the proposed sale of such Voting Common Stock or preferred stock, as applicable, and (B) the amount of such Voting Common Stock or preferred stock, as applicable, proposed to be issued (the “Proposed Securities”); provided that following the delivery of such notice, OCFC shall deliver to Investor any such information Investor may reasonably request in order to evaluate the proposed issuance, except that OCFC shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the other proposed Investors of the Proposed Securities; provided, further, that if such information is subsequently provided to the proposed Investors of the Proposed Securities, it shall also be delivered to Investor substantially contemporaneously; and

(ii)
offer to issue, convey and sell to Investor, on such terms as the Proposed Securities are issued and upon full payment by Investor, a portion of the Proposed Securities equal to the percentage of Voting Common Stock beneficially owned by Investor (calculated on an As-Converted Basis as of immediately prior to the issuance of the Proposed Securities) (such amount of Proposed Securities, the “Participation Portion”).

(b)
Investor will have the right (but not the obligation), exercisable by irrevocable written notice to OCFC, to accept OCFC’s offer and irrevocably commit Investor to purchase any or all of the Participation Portion on the terms specified in such notice from OCFC (the “Preemptive Right”), which notice must be given within five (5) Business Days (or if the notice by OCFC was sent in accordance with the preceding paragraph five (5) Business Days prior to the proposed issuance date, within three (3) Business Days) after receipt of such notice from OCFC (the failure of Investor to respond within such time period shall be deemed an irremovably and unconditional waiver of Investor’s Preemptive Rights with respect to such issuance of Proposed Securities). The closing of the exercise of such Preemptive Right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such Preemptive Right; provided, however, that the closing of any purchase of Proposed Securities by Investor may be extended beyond the closing of the sale of the Proposed Securities giving rise to such Preemptive Right to the extent necessary to obtain required approvals from any Governmental Entity to consummate the issuance and purchase of Proposed Securities to Investor pursuant to such Preemptive Right. Upon the expiration of the offering period described above, OCFC will be free to sell such Proposed Securities that Investor has not elected to purchase during the sixty (60) days following such expiration on terms and conditions not more favorable (other than in de minimis respects) to the Investors thereof than those offered to Investor in the notice delivered in accordance with Section 4.4(a); provided, however, that such sixty (60)-day period may be extended an additional forty-five (45) days if a definitive agreement for the issuance of the Proposed Securities has been entered into prior to the end of such sixty (60)-day period and OCFC has not issued the Proposed Securities due to the need for OCFC, its Subsidiaries or any proposed Investor of the Proposed Securities to obtain any required approval from any Governmental Entity to consummate the sale, issuance and purchase of Proposed Securities. Any Proposed Securities offered, issued, conveyed or sold by OCFC after such sixty (60)-day period (as may be extended in accordance with the foregoing sentence) must be reoffered to issue, convey or sell to Investor pursuant to and subject to the terms of this Section 4.4. Notwithstanding anything in this Section 4.4 to the contrary, OCFC shall not be under any obligation to consummate any proposed issuance of Proposed Securities giving rise to any Preemptive Right, and there shall be no liability under this Section 4.4 on the part of OCFC or any of its Subsidiaries to Investor, its affiliates or any other person, if OCFC does not consummate a previously proposed issuance of Proposed Securities, regardless of whether Investor has delivered an irrevocable notice pursuant to this Section 4.4(b).

(c)
The election by Investor not to exercise its Preemptive Right in any one instance shall not affect Investor’s Preemptive Right as to any subsequent proposed issuance of Proposed Securities.

(d)
In the case of an issuance subject to this Section 4.4 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the OCFC Board.

(e)
In the event that OCFC is not required to offer or reoffer to Investor any Proposed Securities because such issuance would require OCFC to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other Law, OCFC shall, upon Investor’s reasonable request delivered to OCFC in writing within no later than five (5) Business Days following its receipt of the written notice of such issuance to Investor pursuant to Section 4.4(a)(i), consider and discuss in good faith modifications proposed by Investor to the terms and conditions of such portion of the Proposed Securities that would otherwise be issued to Investor such that OCFC would not be required to obtain shareholder approval in respect of the issuance of such Proposed Securities as so modified.

(f)
OCFC shall have no obligations pursuant to this Section 4.4 (including any obligation to offer to issue and sell to Investor any Proposed Securities) if the OCFC Board determines in good faith and based on the reasonable advice of external counsel (such counsel to be a law firm possessing recognized expertise with respect to Laws in the applicable jurisdiction(s) at issue), to the extent permitted by Law after consultation with Investor, that the exercise of Investor’s Preemptive Right (or any portion thereof) would or would reasonably be expected to (i) result in a materially adverse regulatory consequence to OCFC or its Subsidiaries, (ii) violate any Laws or (iii) subject to compliance with the terms and conditions set forth in Section 4.4(e), require OCFC to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other Law; provided, however, that if OCFC is relying on this Section 4.4(f), it must use reasonable best efforts to provide prior written notice to Investor at least ten (10) Business Days prior to the completion of the issuance of such securities, and shall discuss with Investor in good faith whether the offering of Proposed Securities can be structured without triggering the conditions set forth in clauses (i)-(iii) herein.

(g)
Notwithstanding anything herein to the contrary, if, in connection with exercising its Preemptive Right, Investor requests that Investor be issued, in whole or in part, Non-Voting Common Equivalent Stock in lieu of the Proposed Securities that are Voting Common Stock, then OCFC shall reasonably cooperate with Investor to modify the proposed issuance of Proposed Securities to Investor to the extent permitted by Law; provided that if, following such reasonable cooperation, it is not permitted by Law for the issuance of Proposed Securities that are Voting Common Stock to be modified to accommodate such request, OCFC shall only be obligated to issue and sell to Investor such number of shares of Voting Common Stock that Investor has indicated it is willing to purchase (and subject to the limitations contained in this Section 4.4).

(h)
Notwithstanding anything herein to the contrary, (i) if the OCFC Board reasonably determines that OCFC is in need of emergency financing, OCFC shall be deemed not to have breached this Section 4.4 if in connection with or promptly following (and no later than ten (10) Business Days after) the issuance or sale of any Proposed Securities in contravention of this Section 4.4, OCFC offers to sell a portion of such Proposed Securities to Investor, so that, taking into account such previously-issued Proposed Securities, Investor shall have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in this Section 4.4; and (ii) Investor shall have no right to purchase Proposed Securities pursuant to this Section 4.4 if, at the applicable time, (A) Investor is not an “accredited investor” (as that term is defined in Rule 501 of the Securities Act) and an “institutional account” (as that term is defined under FINRA 4512(c)), or (B) Investor is an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

(i)
Investor may elect to exercise its rights pursuant to this Section 4.4 directly or through one or more of its affiliates so long as such affiliate executes a joinder to this Agreement with OCFC agreeing to be bound by the obligations and restrictions applicable to Investor hereunder.

(j)
Definitions:

(i)
“As-Converted Basis” means, at any time, the applicable number of shares of Voting Common Stock issued and outstanding, counting as shares of Voting Common Stock issued and outstanding, without duplication, all shares of Voting Common Stock (A) issued and outstanding, (B) into which shares of Non-Voting Common Equivalent Stock issued and outstanding are convertible, (C) into which the Warrant may be converted or exchanged (including through the conversion of Non-Voting Common Equivalent Stock issuable under the Warrant) and (D) into which shares of preferred stock of OCFC that are issued and outstanding are convertible or exchangeable.

(ii)
“Excluded Issuance” means the issuance of any equity securities of OCFC (including the issuance of securities convertible, redeemable, exercisable or otherwise exchangeable for equity securities of OCFC) (A) as part of compensatory arrangements to directors, officers, employees, consultants or other agents of OCFC or its Subsidiaries, as approved by the OCFC Board or any committee thereof (including upon exercise of options), (B) pursuant to any employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan or similar benefit plan, program or agreement of OCFC or any of its Subsidiaries for their respective employees, as approved by the OCFC Board or any committee thereof, (C) as consideration in any merger, acquisition or other “business combination” (as defined in the rules and regulations promulgated by the SEC), (D) in connection with any bona fide, arm’s-length debt financing transaction approved by the OCFC Board or any committee thereof and that does not include any equity securities, (E) pursuant to the conversion, exercise or exchange of any shares of Non-Voting Common Equivalent Stock, the Warrant, (F) pursuant to any stock dividend, stock split, combination or other reclassification by OCFC of any of its capital stock, or (G) in any direct listing on NASDAQ or any other national securities exchange.

Section 4.5
Governance Matters.

(a)
At the Closing, in accordance with the OCFC Bylaws and other applicable organizational documents, OCFC shall, as promptly as reasonably practicable, cause one (1) person designated by Investor (the “Board Representative”) to be appointed to the OCFC Board; provided that such designee must (i) be reasonably acceptable to OCFC and (ii) satisfy with any applicable corporate governance or regulatory requirements under SEC rules and regulations, the rules of NASDAQ or similar authority, or any federal or state banking Laws, as determined in OCFC’s reasonable discretion; provided, further, that such designee shall serve as a nonvoting observer on the OCFC Board unless and until such designee receives any applicable regulatory approval, non-objection, or waiver to serve as the Board Representative. To the extent any such designee of Investor is required to serve as a nonvoting observer on the OCFC Board pursuant to the immediately preceding sentence, Investor may designate a person to serve as a temporary director until Investor’s initial designee receives any such applicable regulatory approval, non-objection or waiver to serve as the Board Representative. Investor will cause the Board Representative to make himself or herself reasonably available during normal business hours for OCFC’s customary onboarding requirements for its directors and consent to OCFC’s customary background checks or other investigations to determine the Board Representative’s eligibility and qualification to serve as a director of OCFC. No individual shall be eligible to be the Board Representative if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order that is then in effect and prohibits service as a director of any U.S. public company or a bank holding company.

(b)
Following the Closing, so long as Investor, together with its affiliates, beneficially owns in the aggregate at least the lesser of (i) five percent (5%) of the outstanding shares of Voting Common Stock (on an As-Converted Basis) and (ii) fifty percent (50%) of the shares of Voting Common Stock (on an As-Converted Basis (excluding any shares of Voting Common Stock underlying the Warrant) and after giving effect to any Permitted Transfer pursuant to Section 4.2(b)) that Investor beneficially owns immediately following the Closing (the “Director Rights Period”), as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in OCFC’s capitalization, OCFC shall (i) include the Board Representative in OCFC’s slate of director nominees and recommend to its stockholders that its stockholders vote in favor of electing the Board Representative to the OCFC Board at OCFC’s annual meeting and (ii) use reasonable best efforts to have the Board Representative elected as a director of OCFC, including that OCFC shall solicit proxies for each such person to the same extent as it does for any other nominee of the OCFC Board to the OCFC Board; provided that, any shares subject to any Hedging Arrangement shall not be considered beneficially owned for purposes of calculating the foregoing.

(c)
During the Director Rights Period, if the Board Representative is not elected or reelected to the OCFC Board at an annual stockholders’ meeting of OCFC, such Board Representative shall have the right (i) to serve as a nonvoting observer on the OCFC Board and (ii) to serve on the advisory committee of OCFC for no less than two (2) years, and such persons shall receive compensation commensurate with advisory committee members generally. Notwithstanding the other provisions of this Section 4.5, in no event shall OCFC be required to nominate any such person who stood for election and was not elected after such time as such person has stood for election and not been elected at an aggregate of three annual stockholders’ meetings of OCFC (without limiting Investor’s right to designate another person to serve as the Board Representative).

(d)
During the Director Rights Period, (i) Investor shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, and (ii) the OCFC Board will use reasonable best efforts to fill the vacancy resulting therefrom with such person as promptly as practicable.

(e)
During the Director Rights Period, the Board Representative shall be entitled to be a member of any committee of the OCFC Board that may exist from time to time, subject to any applicable corporate governance or regulatory requirements under SEC rules and regulations, the rules of NASDAQ or similar authority, or any federal or state banking Laws, as determined in OCFC’s reasonable discretion.

(f)
The Board Representative shall (i) be entitled to the same compensation, expense reimbursement, exculpation and indemnification from OCFC as the other independent directors serving on the OCFC Board (and, with respect to indemnification, OCFC’s obligations shall apply prior to any other indemnification to which the Board Representative may be entitled) and (ii) receive the same coverage under D&O insurance policies maintained by OCFC as the other directors serving on the OCFC Board for the duration of the Director Rights Period.

(g)
OCFC shall notify the Board Representative and any nonvoting observer then serving the OCFC Board pursuant to this Section 4.5 of all (i) regular and special meetings of the OCFC Board and (ii) regular and special meetings of any committee of the OCFC Board (in the case of the Board Representative, if the Board Representative is a member thereof). OCFC shall provide the Board Representative and any nonvoting observer then serving the OCFC Board pursuant to this Section 4.5 with copies of all notices, minutes, consents and other materials provided to all other members of the OCFC Board concurrently as such materials are provided to the other members. Notwithstanding anything to the contrary herein, OCFC may withhold information or materials from any observer and exclude such observer from any meeting or portion thereof if, as determined by the OCFC Board in its reasonable judgement, access to such information or materials or attendance at such meeting would be reasonably likely to (A) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (B) result in the disclosure of legally protected trade secrets or (C) otherwise violate applicable Law with respect to such information; provided, that in each case of clauses (A) through (C), (1) OCFC shall give such observer prior written notice and a general description of all information subject to such limitation and any such limitation shall apply only to such portion of such material or meeting that contains the subject matter giving rise to such limitation and not to any other portion thereof and (2) to the extent such limitation applies, upon such observer’s written request, OCFC shall make appropriate substitute disclosures to the extent practicable and legally permissible. All observers shall be subject to the same obligations as directors of the OCFC Board with respect to confidentiality (and shall provide, prior to attending any meetings or receiving any information or materials, such agreements, undertakings or assurances with respect to such confidentiality obligations as are consistent with the foregoing and reasonably be requested by OCFC).

(h)
Immediately following the Director Rights Period, Investor will have no further rights under Section 4.5(a) through Section 4.5(e) and, at the written request of the OCFC Board, shall use all reasonable best efforts to cause its Board Representative to resign from the OCFC Board as promptly as reasonably practicable thereafter.

(i)
Notwithstanding anything herein to the contrary, the Board Representative and any nonvoting observer then serving the OCFC Board pursuant to this Section 4.5 shall not be entitled to participate in, or be entitled to receive the notice or materials referred to in the foregoing Section 4.5(g) with respect to, any meeting of the OCFC Board or any committee thereof (or any portion thereof) with respect to which he or she is reasonably likely to have a conflict of interest (as reasonably determined in good faith by the other members of the OCFC Board (or such committee) in their sole discretion) with respect to the subject matter of such meeting or any portion of such meeting, including any matter related to the discussion, evaluation or vote upon a matter in which Investor (or any of its affiliates) has a business or financial interest (other than solely by reason of its interest as a stockholder of the OCFC); provided, however, that OCFC shall use commercially reasonable efforts to make other arrangements (including segmenting portions of meetings, redacting information or making substitute disclosure arrangements) that would enable participation in such meetings by, and disclosure of information and materials to, the Board Representative without the Board Representative learning information about the matter(s) giving rise to such conflict of interest.

Section 4.6
Legend.

(a)
Investor agrees that all certificates or other instruments representing the Securities issued pursuant hereto will bear a legend substantially to the following effect:

(i)
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT RELATING THERETO IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW.

(ii)
THE SECURITIES ISSUABLE UNDER THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 29, 2025, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)
OCFC shall promptly cause clause (i) of the legend to be removed from any certificate for any Securities held by Investor or any of its affiliates and OCFC shall deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities (i) upon request of Investor, upon receipt by OCFC of an opinion of counsel reasonably satisfactory to OCFC to the effect that such legend is no longer required under the Securities Act and applicable state Laws or (ii) when such Securities shall have been registered under the Securities Act or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of the Securities without volume and manner of sale restrictions and OCFC shall use reasonable best efforts to deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities, including the delivery of an opinion of counsel that such legend is no longer required under the Securities Act and applicable state Laws. OCFC shall, whether or not requested by Investor, cause clause (ii) of the legend to be removed upon the sale or transfer of the Securities to a person that is not (and will not, in connection with such sale or transfer) be a party hereto (or bound by the terms hereof).

Section 4.7
Bank Regulatory Matters.

(a)
Notwithstanding anything to the contrary herein, (i) neither OCFC nor any of its Subsidiaries shall knowingly take any action (including any redemption, repurchase, rescission or recapitalization of Voting Common Stock, or securities or rights, options or warrants to purchase Voting Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Voting Common Stock, in each case, where Investor is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of Investor’s pro rata proportion) and (ii) Investor shall not be required to take any action, or commit to take or refrain from taking any action, or accept or agree to any condition or restriction, in each case, that would reasonably be expected to cause Investor, its affiliates or any of their partners or principals to (A) “control” OCFC or be required to become a bank holding company, in each case, pursuant to the BHC Act; (B) “control” OCFC or be required to provide prior notice pursuant to the CIBC Act; (C) serve as a source of financial strength to OCFC pursuant to the BHC Act or (D) enter into any capital or liquidity maintenance agreement or any similar agreement with any Governmental Entity, provide capital support to OCFC, FFIC or any of their respective Subsidiaries or otherwise commit to or contribute any additional capital to, provide other funds to, or make any other investment in, OCFC, FFIC or any of their respective Subsidiaries (each of clauses (A) through (D), a “Materially Burdensome Regulatory Condition”). In the event either party believes that the imposition of a Materially Burdensome Regulatory Condition is reasonably likely to occur, it shall promptly notify the other party and both parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Regulatory Condition.

(b)
At the request of OCFC, the Investor shall promptly provide any information in respect of the Investor or its affiliates (or its or their respective directors, officers, employees, partners, shareholder or members) that the Federal Reserve Board or any other bank regulatory agency may require or request in connection with any application or other filing required to be made by OCFC or any of its Subsidiaries, or FFIC or any of its Subsidiaries or examination or investigation of OCFC or any of its Subsidiaries, or FFIC or any of its Subsidiaries, and undertakes that such information shall be true, correct and complete; provided that in lieu of the foregoing, Investor may, in its sole discretion, provide directly to the relevant agency (and not to OCFC) any information that Investor deems to be proprietary or confidential in nature; provided, further, that, notwithstanding anything to the contrary contained herein, other than with respect to the Board Representative, (i) Investor shall not be required to provide information about itself or its direct or indirect equity holders or their respective officers or directors in the form required by the Interagency Financial and Biographical Report or other similar personal information collection form and (ii) neither Investor nor any of its affiliates shall be required to identify or provide information concerning their respective limited partners, shareholders, non-managing members (including any of Investor’s or its affiliates’ portfolio companies) or investment advisers except as is both (A) usual and customary for similarly situated fund investors seeking to make a non-controlling investment in a bank holding company and national bank and (B) not prohibited by Law or contractual obligation.

(c)
In the event that the condition set forth in Section 1.2(b)(i)(2) shall not be satisfied, OCFC and the Investor shall confer in good faith with OCFC regarding any amendments to this Agreement, the Certificate of Designation or the Warrant requested by the Federal Reserve Board as necessary to satisfy such condition, and OCFC and the Investor shall consent to any such amendment that is (x) reasonable, customary and not adverse to the interests of OCFC (as determined by OCFC in its sole discretion) or the Investor (as determined by the Investor in its sole discretion), as applicable, or (y) the mere correction of a scrivener’s error to implement the parties’ original intent.

(d)
Following the Closing, Investor shall not take any action that would reasonably be expected to cause Investor, its affiliates or any of their partners or principals to (i) own, control or have the power to vote any class of voting securities (in each case, as those concepts are construed for purposes of the BHC Act) of OCFC in excess of 24.9%; (ii) “control” OCFC or be required to become a bank holding company, in each case, pursuant to the BHC Act; or (iii) serve as a source of financial strength to OCFC pursuant to the BHC Act.

Section 4.8
Reservation for Issuance. At the Closing, OCFC shall reserve that number of shares of Voting Common Stock sufficient for issuance of shares of Voting Common Stock upon conversion of shares of Non-Voting Common Equivalent Stock (i) that shall be issuable pursuant to this Agreement and (ii) for which the Warrant may be exercised, in each case, (x) in accordance with the terms of this Agreement, the Certificate of Designations (NVCE) and the Warrant (as applicable) and (y) excluding any adjustments applicable thereto.

Section 4.9
Indemnity.

(a)
Following the Closing, OCFC shall indemnify, defend and hold harmless Investor and its affiliates, to the fullest extent permitted by Law, from and against any and all out-of-pocket costs, losses, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”); provided, however, that “Losses” do not include, (x) except to the extent awarded in a Third Party Claim punitive, exemplary, consequential or special damages or (y) lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure (even if under Law such lost profits, opportunity costs, or damages based upon a multiple of earnings, revenues or similar financial measure would be considered reasonably foreseeable or not special damages) if such Loss directly results from (i) any inaccuracy in or breach of any of OCFC’s representations or warranties in Section 2.2 or (ii) OCFC’s breach of any agreements or covenants made by OCFC herein. Notwithstanding the foregoing, OCFC shall have no obligation under this Section 4.9(a) (A) following the expiration of the applicable survival period set forth in Section 4.9(l) or (B) in respect of any claim, action, suit, litigation, dispute or proceeding threatened or commenced against OCFC, any OCFC Subsidiary and/or FFIC (and/or any of its Subsidiaries) and/or any of their respective directors, officers or employees (including if Investor or any of its affiliates or its or their respective directors, officers, employees, stockholders or controlling persons are or are threatened to be made party thereto) (x) in connection with any stockholder litigation or actions expressly required by, or taken with the prior written consent of Investor pursuant to, this Agreement, or (y) that seeks to enjoin, restrain or prohibit the transactions contemplated by the Merger Agreement or this Agreement.

(b)
Following the Closing, Investor shall indemnify, defend and hold harmless each of OCFC and its Subsidiaries, to the fullest extent permitted by Law, from and against any and all Losses actually incurred by OCFC or any of its Subsidiaries if such Loss directly results from (i) any inaccuracy in or breach of any of Investor’s representations or warranties in Section 2.3 or (ii) Investor’s breach of any agreements or covenants made by Investor herein. Notwithstanding the foregoing, Investor shall have no obligation under this Section 4.9(b) following the expiration of the applicable survival period set forth in Section 4.9(l).

(c)
A party that may desire to seek indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly (and, in any event, not later than fifteen (15) Business Days) after the first discovery by such Indemnified Party of any fact, event, circumstance, development or matters giving rise to such claim. Such notice (a “Claim Notice”) shall (i) describe such Direct Claim in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Direct Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party disputes such Direct Claim within such thirty (30)-day period, the Indemnifying Party will be deemed to have rejected such Action and OCFC and Investor will attempt in good faith to agree upon the rights of the respective parties with respect to each of such Actions; however, if the parties are unable to agree on the Direct Claim within thirty (30) days (which period may be extended by mutual written agreement), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party pursuant to the terms, and subject to the provisions of, this Agreement. If the Indemnifying Party does not deliver a Response Notice within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses resulting therefrom.

(d)
In case any such Action is threatened or commenced against an Indemnified Party by any person who is not a party to this Agreement or an affiliate of any party to this Agreement, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under Section 4.9(a) or Section 4.9(b) (as applicable) (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 4.9 to be delivered to the Indemnifying Party. The Claim Notice shall (i) describe such Third Party Claim in reasonable detail (including the identity of the applicable third party, the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Third Party Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have the right but not the obligation to assume control of the defense of any Third Party Claim by, no later than the thirtieth (30th) day after its receipt of such Claim Notice, notifying the Indemnified Party that, subject to the other provisions of this Section 4.9, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any Action resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense.

(e)
If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided that if the Indemnified Party is advised by outside counsel that an actual conflict of interest (other than one of a monetary nature) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall only be liable for the legal fees and expenses for one law firm for all Indemnified Parties (taken together with respect to any single action or group of related actions) in connection with any Third Party Claim (plus one local counsel in each applicable jurisdiction).

(f)
If the Indemnifying Party does not assume, or is not permitted to assume, the defense of the Third Party Claim within the thirty (30)-day period referenced in this Section 4.9, (i) the Indemnified Party may defend against the Third Party Claim and (ii) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.

(g)
Notwithstanding anything in this Section 4.9 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise or agreement (A) involves an unconditional release of the Indemnifying Party in respect of such Third Party Claim and (B) does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise or agreement (A) involves only the payment of money damages against which the Indemnified Party is indemnified in full by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party, (C) involves an unconditional release of the Indemnified Party in respect of such Third Party Claim and (D) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party.

(h)
The failure by an Indemnified Party to timely or properly provide, pursuant to Section 4.9(c) or Section 4.9(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.

(i)
OCFC and Investor will reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. The party that controls the defense, compromise, or settlement of a Third Party Claim will keep the other party reasonably informed of material developments and events relating to such claim.

(j)
For purposes of the indemnity contained in Section 4.9(a)(i) and Section 4.9(b)(i), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import (other than Section 2.2(f)(i)(B) and Section 2.2(f)(iii)(A)), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(k)
Except in the case of Fraud and any inaccuracy or breach of any OCFC Fundamental Reps, OCFC shall not be required to indemnify the Indemnified Parties pursuant to Section 4.9(a)(i), (i) with respect to any individual claim (or group of related claims) for indemnification if the amount of Losses with respect to such individual claim (or group of related claims) is less than $100,000 (any individual claim (or group of related claims) involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.9(a)(i) exceeds an amount equal to $3,375,000 (the “Threshold Amount”), in which event OCFC shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.9(k). Except in the case of fraud and the inaccuracy or breach of any Investor Fundamental Reps, Investor shall not be required to indemnify the Indemnified Parties pursuant to Section 4.9(b)(i), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.9(b)(i) exceeds the Threshold Amount, in which event Investor shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.9(k). Except in the case of fraud or any inaccuracy or breach of any OCFC Fundamental Reps or Investor Fundamental Reps, the cumulative indemnification obligation of (x) OCFC under Section 4.9(a) shall in no event exceed $22,500,000 (the “Cap”) and (y) Investor under Section 4.9(b) shall in no event exceed the Cap. In the case of any inaccuracy or breach of any OCFC Fundamental Reps or Investor Fundamental Reps, the cumulative indemnification obligation of (x) OCFC under Section 4.9(a) shall in no event exceed the Investment Amount and (y) Investor under Section 4.9(b) shall in no event exceed the Investment Amount.

(l)
Any claim for indemnification pursuant to Section 4.9 can only be brought on or prior to the twelve (12) month anniversary of the Closing Date; provided that (i) a claim for indemnification pursuant to Section 4.9(a)(i) in respect of an inaccuracy of any of the representations of OCFC set forth in Section 2.2(a)(i), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.2(c)(i), Section 2.2(c)(ii)(A), Section 2.2(c)(iii) and Section 2.2(g) (each, a “OCFC Fundamental Rep”) or pursuant to Section 4.9(b)(i) in respect of any of the representations of Investor set forth in Section 2.3(a)(i), Section 2.3(b)(ii) and Section 2.3(l) (each, a “Investor Fundamental Rep”), in each case, can be brought on or prior to the third (3rd) anniversary of the Closing Date and (ii) if a notice of a claim for indemnification pursuant to Section 4.9(a) or Section 4.9(b) is duly provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy or breach shall survive as to such claim until such claim has been finally resolved.

(m)
The indemnity provided for in this Section 4.9 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy in or breach of any representation or warranty or any breach of any covenant or agreement contained in this Agreement to be performed at or prior to the Closing; provided that nothing herein shall limit in any way any party’s rights or remedies with respect to Fraud.

(n)
Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.

(o)
Notwithstanding anything herein to the contrary, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Section 4.9 to the extent any Losses were attributable to such Indemnified Party’s own gross negligence, bad faith or willful misconduct.

(p)
Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Section 4.9. In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(q)
If an Indemnified Party has or may have a right to recover any Loss against or from any third party (including any insurance company in its capacity as an insurer), such Indemnified Party shall use commercially reasonable efforts to seek recovery against and from such third party and if the Indemnified Party recovers any such amount from such third party after the Indemnifying Party makes any payment pursuant to this Section 4.9 in respect of such Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Loss and the amount the Indemnified Party received from such third party in respect of such Loss (net of all reasonable costs of collection).

(r)
Any indemnification payments pursuant to this Section 4.9 shall be treated as an adjustment to the Investment Amount for the Securities for U.S. federal income and applicable state and local Tax purposes, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law).

(s)
Each of the representations and warranties set forth herein shall survive the Closing under this Agreement for a period of twelve (12) months following the Closing Date and, thereafter, except in the case of Fraud, shall expire and have no force and effect, including in respect of this Section 4.9; provided, however, that the OCFC Fundamental Reps and the Investor Fundamental Reps shall survive the Closing under this agreement for a period of thirty-six (36) months following the Closing Date, in each case subject to Section 4.9(l)(ii). Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date (which shall survive in accordance with their terms), shall survive the closing under this Agreement for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).

Section 4.10
Exchange Listing. OCFC shall use its reasonable best efforts to, cause the shares of Voting Common Stock (i) issued hereunder and (ii) to be issued upon the conversion of the Non-Voting Common Equivalent Stock (A) that shall be issuable pursuant hereto and (B) for which the Warrant may be exercised, in each case, to be approved for listing on NASDAQ, subject to official notice of issuance and upon the Requisite OCFC Vote, as promptly as practicable, and in any event before the Closing.

Section 4.11
Certificate of Designations (NVCE). In connection with the Closing, OCFC shall file the Certificate of Designations (NVCE) with the Delaware Secretary.

Section 4.12
State Securities Laws. OCFC shall use commercially reasonable efforts to obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to Laws prior to the offer and sale by Investor of Voting Common Stock and/or the Non-Voting Common Equivalent Stock.

Section 4.13
Use of Proceeds. OCFC shall only use the net proceeds from the sale of the Securities hereunder for general corporate purposes, which may include working capital, providing capital to support the organic growth of OCFC or any OCFC Subsidiary or funding the opportunistic acquisition of similar or complementary financial service organizations and may use a portion of such net proceeds to repay outstanding indebtedness of OCFC or any of its Subsidiaries.

Section 4.14
Corporate Opportunities.

(a)
Investor and any related investment funds, the Board Representative, and any of their respective affiliates, have the right to, and shall have no duty (contractual or otherwise) not to (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as OCFC or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of OCFC or its affiliates or (iii) make investments in any kind of property in which OCFC may make investments.

(b)
In the event that Investor or any related investment funds, the Board Representative or any of their respective affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for OCFC or any of its Subsidiaries, none of Investor or any related investment funds, the Board Representative or any of their respective affiliates, shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to OCFC or to refrain from pursuing or acquiring such corporate opportunity for its own benefit.

(c)
None of Investor, any related investment fund, the Board Representative or any of their respective affiliates shall be liable to OCFC or any of its Subsidiaries or stockholders of OCFC for breach of any duty (contractual or otherwise) by reason of the fact that Investor or any related investment fund thereof, the Board Representative or any of their respective affiliates pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to OCFC.

(d)
Notwithstanding Section 4.14(a) through Section 4.14(c), if the Board Representative is presented with any potential transaction or corporate opportunity solely and expressly in his or her capacity as a member of the OCFC Board and that is specifically identified as a potential transaction or corporate opportunity for OCFC or its Subsidiaries (a “Corporate Opportunity”), then the Board Representative shall be required to first present such Corporate Opportunity to OCFC prior to the Board Representative’s pursuit of, or investment in, such Corporate Opportunity.

Section 4.15
No Recourse. This Agreement may only be enforced against, and any Actions (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, may be made only against the entities that are expressly identified as the party or parties to such agreement(s). No person who is not a party hereto, including any past, present or future direct or indirect equityholder, director, officer, employee, incorporator, member, manager, partner, affiliate, agent, attorney, financing source, assignee or representative of any party hereto or its affiliates or of FFIC or its affiliates or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, partner, member, manager, affiliate, agent, assignee or Representative of any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any other party hereto (or its affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby, or for any claim based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and each party hereto irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Notwithstanding the foregoing, nothing in this Section 4.15 shall (or is meant to) limit in any manner the rights, liabilities and obligations of the Sponsors under the Equity Commitment Letter, the Limited Guarantee, Confidentiality Agreement or FFIC NDA, in each case to the extent expressly provided therein.

Section 4.16
Tax Matters.

(a)
OCFC shall bear and pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of shares of Non-Voting Common Equivalent Stock or Voting Common Stock pursuant to this Agreement, other securities issued on account of Non-Voting Common Equivalent Stock pursuant to the Certificate of Designations (NVCE), the Warrants, or any shares of Non-Voting Common Equivalent Stock issuable upon exercise of a Warrant; provided that OCFC shall not be required to pay any such tax that may be payable in connection with any conversion of Non-Voting Common Equivalent Stock or any exercise of a Warrant to the extent such tax is payable because a registered holder of Non-Voting Common Equivalent Stock or a Warrant, as applicable, requests Voting Common Stock or Non-Voting Common Equivalent Stock, as applicable, to be registered in a name other than such registered holder’s name and no such Voting Common Stock or Non-Voting Common Equivalent Stock, as applicable, will be so registered unless and until the registered holder making such request has paid such taxes to OCFC or has established to the satisfaction of OCFC that such taxes have been paid or are not payable. OCFC and Investor shall reasonably cooperate to avoid or minimize the imposition of transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes on the transactions described in the first sentence of this Section 4.16.

(b)
OCFC and Investor agree that (i) it is intended that the Non-Voting Common Equivalent Stock not constitute “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither OCFC nor Investor shall treat the Non-Voting Common Equivalent Stock as such for U.S. federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment.

(c)
At all times during which an Investor (or any affiliate thereof to which such Investor assigns its rights to acquire the Warrant pursuant to this Agreement or to which such Investor transfers the Warrant) (a “Warrant Affiliate Transferee”) is a holder of a Warrant, such Investor (or Warrant Affiliate Transferee) will be either a U.S. person or a “withholding foreign partnership” (or successor designation) for U.S. federal income tax purposes (or an entity that is disregarded as separate from an entity satisfying such requirements). The WPGG14 Investor and WPFSII Investor (or applicable Warrant Affiliate Transferee), as applicable, shall each promptly indemnify and hold OCFC harmless for any withholding Taxes required to be paid by OCFC to the Internal Revenue Service in respect of any dividends deemed received by such Investor (or Warrant Affiliate Transferee) with respect to the Warrant under Section 305 of the Code as a result of such Investor (or applicable Warrant Affiliate Transferee) failing to have the status described in the immediately preceding sentence (and in such event, OCFC shall provide such Investor (or applicable Warrant Affiliate Transferee) with reasonable opportunity to provide such forms or other documentation that would eliminate or reduce any such withholding Taxes).

Section 4.17
Back Leverage Cooperation.

(a)
If requested by the Investor, OCFC will provide the following cooperation in connection with the Investor obtaining any Back Leverage: (a) entering into an issuer agreement (an “Issuer Agreement”) with each lender or counterparty providing such Back Leverage, (b) if so requested in writing by such lender or counterparty, as applicable, re-registering any pledged Securities, in the name of the relevant lender, counterparty, custodian or similar party to a Back Leverage, in certificated or restricted book-entry form on the books and records of OCFC’s transfer agent, in each case, subject to appropriate transfer restrictions and related restrictive legends), or if such Securities are eligible for resale under Rule 144A, depositing such pledged securities in book entry form on the books of The Depository Trust Company or other depository with customary 144A legends in lieu of any legends required thereon, (c) entering into customary triparty agreements reasonably acceptable to OCFC with each lender or counterparty and the Investor relating to the delivery of the relevant Securities, in certificated or restricted book-entry form on the books and records of OCFC’s transfer agent, subject to appropriate transfer restrictions and related restrictive legends, to the relevant lender or counterparty for crediting to the relevant collateral accounts upon funding of any Back Leverage and payment of the purchase price, including a right for such lender or counterparty to be a third-party beneficiary of OCFC’s obligations under the terms of this Agreement to issue Voting Common Stock issuable upon the conversion of Non-Voting Common Equivalent Stock issuable hereunder and to be issued upon the exercise of the Warrant and its obligations under the terms of the Warrant to issue Non-Voting Common Equivalent Stock issuable upon the exercise of the Warrant, (d) if so requested by the Investor in writing, using reasonable best efforts to include exceptions to any underwriters’ lock-up to allow incurrence or maintenance of the Back Leverage and exercise of remedies thereunder and/or (e) such other cooperation and assistance in connection with such Back Leverage as the Investor or such lender or counterparty reasonably requests in writing. Upon request by any Investor, OCFC and the Investor shall consider in good faith any amendments to this Agreement, the Certificate of Designation or the Warrant proposed by such lender or counterparty as necessary to facilitate the consummation of the Back Leverage, and OCFC and the Investor shall consent to any such amendment that is not adverse in any material respect to the interests of OCFC or the Investor, as applicable (as determined in good faith by OCFC or the Investor, as applicable). Notwithstanding any provision herein to the contrary, any cooperation in furtherance of this Section 4.17 shall occur during normal business hours and in a manner so as not to interfere with normal business operations of OCFC.

(b)
The Investor acknowledges and agrees that nothing in this Section 4.17 shall require OCFC to facilitate due diligence or deliver any information beyond information or other materials that are reasonably obtainable by OCFC or consistent with the scope of information that OCFC is required to disclose under the Securities Act or the Exchange Act and are reasonably necessary in connection with obtaining any Back Leverage. Investor acknowledges and agrees that the statements and agreements of OCFC in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between OCFC and the Investor under this Agreement, the Investor shall not be entitled to use the statements and agreements of OCFC in an Issuer Agreement against OCFC.

(c)
The Investor shall reimburse OCFC for OCFC’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the obligations contemplated by this Section 4.17, not to exceed $150,000.

Article V

TERMINATION

Section 5.1
Termination.

(a)
This Agreement shall automatically terminate upon the valid termination of the Merger Agreement for any reason in accordance with its terms and conditions, including as set forth in Section 8.1 therein.

(b)
This Agreement may be terminated prior to the Closing:

(i)
by mutual consent of Investor and OCFC in a written instrument;

(ii)
by either OCFC or Investor, if the Closing shall not have been consummated on or before September 29, 2026 (the “Termination Date”), unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 5.1(b)(ii) to perform or observe the covenants and agreements of such party set forth herein; provided that the Termination Date may be extended by either party for an additional three (3) months by written notice to the other party if (x) the Mergers shall not have been consummated by such date and on such date the conditions set forth in Section 7.1(c) of the Merger Agreement have not been satisfied or waived and each of the other conditions set forth in Article VII of the Merger Agreement has been satisfied, waived or remains capable of being satisfied and (y) the OCFC Share Issuance shall not have been consummated by such date and on such date the conditions set forth in Section 1.2(b)(i)(5) have not been satisfied or waived and each of the other conditions set forth in Section 1.2(b) has been satisfied, waived or remains capable of being satisfied; provided, further that if the Condition Satisfaction Date (as defined in the Merger Agreement) occurs before the Termination Date, and the Termination Date would otherwise occur before the date on which the Closing is to occur pursuant to Section 1.2(a), then the Termination Date will be automatically extended to the first (1st) Business Day after which Closing is to occur pursuant to Section 1.2(a);

(iii)
by either OCFC or Investor, if (A) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the OCFC Share Issuance or the other transactions contemplated hereby and such denial has become final and nonappealable or (B) any Governmental Entity shall have issued a final and nonappealable Order or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the OCFC Share Issuance or the other transactions contemplated hereby, in each case, unless such Order or other legal restraint or prohibition shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 5.1(b)(iii) to perform or observe the covenants and agreements of such party set forth herein;

(iv)
by either Investor or OCFC (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of OCFC, in the case of a termination by Investor, or Investor, in the case of a termination by OCFC, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 1.2(b)(ii), in the case of a termination by Investor, or Section 1.2(b)(iii), in the case of a termination by OCFC, and which is not cured within forty-five (45) days following written notice to OCFC, in the case of a termination by Investor, or to Investor, in the case of a termination by OCFC, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(v)
by either OCFC or Investor, if the Merger Agreement shall have been terminated in accordance with its terms.

(c)
Following the Closing, Section 3.1(e), Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.8 and Section 4.14 shall automatically terminate on the date that Investor (together with its affiliates) ceases to own any shares of capital stock of OCFC or the Warrants.

Section 5.2
Effects of Termination.

(a)
In the event of any termination of this Agreement by either OCFC or Investor as provided in Section 5.1, this Agreement shall forthwith become void and have no effect, and none of OCFC, Investor, any of their respective affiliates or any of their respective Representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the Confidentiality Agreement, Section 3.3(a), Section 3.4, this Section 5.2 and Article VI (other than Section 6.11) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Investor nor OCFC shall be relieved or released from any liabilities or damages arising out of its Fraud or its willful breach of any provision of this Agreement. “Fraud” means an intentional misrepresentation with respect to a representation or warranty set forth in Section 2.2 or Section 2.3, which such intentional misrepresentation was (i) inaccurate on the date hereof, and (ii) made with (A) the specific intent of deceiving and inducing the other party to enter into this Agreement and upon which the other party actually relied to its detriment, and (B) actual knowledge (without any duty of investigation or inquiry) of the inaccuracy of such intentional misrepresentation; provided that “Fraud” shall not include any claim (including equitable fraud, promissory fraud and unfair dealings fraud) based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.

(b)
Notwithstanding anything to the contrary in this Agreement, if, prior to the Closing, Investor breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for (x) an order of specific performance to the extent granted in accordance with Section 6.11 or any other non-monetary equitable relief, (y) specific performance of the Equity Commitment Letter or (z) any rights or remedies under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Investor, or any Non-Party Affiliate of Investor, for any breach, loss or damage or failure to perform under this Agreement, the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, or any document or instrument delivered in connection herewith or therewith, or in respect of the transactions contemplated hereby thereby (including Fraud or any willful breach), which recourse shall be sought solely against Investor hereunder and subject to the limitations set forth herein and not against any Non-Party Affiliate of Investor (except that OCFC shall be entitled to seek recourse against the Guarantor (as defined in the Limited Guarantee) under the Limited Guarantee, the Sponsors under the Equity Commitment Letter or Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein), shall be for OCFC to seek to recover monetary damages from Investor (or any Guarantor under the Limited Guarantee or Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations therein) for willful breach of this Agreement or Fraud; provided, that (A) in no event (even in the case of Fraud or willful breach) shall Investor (and any Non-Party Affiliates of Investor (other than Warburg Pincus LLC under the Confidentiality Agreement, to the extent expressly provided therein and subject to the limitations set forth therein)) be subject to monetary damages hereunder or under the Limited Guarantee in excess of an amount, in the aggregate, equal to twenty-five percent (25%) of the Investment Amount in the aggregate and (B) no Non-Party Affiliate of Investor shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or any theory of law or equity, whether in equity or at law, in contract, in tort or otherwise (other than the Guarantors under the Limited Guarantee and Warburg Pincus LLC under the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein). For the avoidance of doubt, notwithstanding anything to the contrary herein, OCFC will be entitled to seek specific performance of this Agreement pursuant to Section 6.11 and specific performance of the Equity Commitment Letter or the Confidentiality Agreement, in each case, to the extent expressly provided therein and subject to the limitations set forth therein; provided, that, notwithstanding anything to the contrary set forth in this Agreement, while OCFC may simultaneously seek (I) specific performance (x) in accordance with Section 6.11, (y) of the Confidentiality Agreement (to the extent expressly provided therein and subject to the limitations set forth therein) or (z) of the Equity Commitment Letter (to the extent expressly provided therein and subject to the limitations set forth therein) and (II) an award of monetary damages, OCFC shall not be entitled to both an award of specific performance that results in the closing occurring and also an award of (and to receive) the payment of monetary damages hereunder or under the Limited Guarantee (but without limiting OCFC’s rights under the Confidentiality Agreement). No Non-Party Affiliate of Investor (other than, solely with respect to liability to OCFC, (x) the Guarantors solely to the extent expressly set forth in the Limited Guarantee and subject to the limitations set forth therein and (y) Warburg Pincus LLC solely to the extent expressly set forth in the Confidentiality Agreement and subject to the limitations set forth therein) will have any liability to any person, including OCFC or any stockholder of OCFC, or FFIC or any stockholder of FFIC, relating to or arising out of this Agreement, the Merger Agreement or any other document or instrument, under any theory of law or equity, in respect of any oral representations made or alleged to be made in connection herewith or therewith or otherwise, whether at law or equity, in contract, in tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Law or otherwise. The parties hereto acknowledge that the agreements contained in this Section 5.2(b) are an integral part of the transactions contemplated by this Agreement that, without these agreements the parties hereto would not enter into this Agreement.

Article VI

MISCELLANEOUS

Section 6.1
Amendment. Subject to compliance with Law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite OCFC Vote; provided, however, that after the receipt of the Requisite OCFC Vote, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

Section 6.2
Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other party pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after receipt of the Requisite OCFC Vote, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires such further approval under Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

Section 6.3
Expenses.

(a)
Except as otherwise set forth herein, including in this Section 6.3, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost, fee or expense.

(b)
In the event that (i) the Merger Agreement is terminated following the date hereof pursuant to its terms and OCFC actually receives all or any portion of the Termination Fee (as defined in the Merger Agreement) pursuant to Section 8.2 of the Merger Agreement and (ii) this Agreement has not been terminated by OCFC pursuant to Section 5.1(b)(iv), the parties agree that OCFC will pay to Investor or its designee 20% of the amount of the portion of such Termination Fee actually received by OCFC net of OCFC’s reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with this Agreement, the Merger Agreement, the transactions contemplated hereby or thereby or the recovery of any such Termination Fee within ten (10) days of OCFC’s receipt of the Termination Fee from FFIC.

(c)
In the event that the Closing occurs, OCFC shall reimburse Investor for Investor’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the evaluation, negotiation and implementation of the OCFC Share Issuance and the other transactions contemplated by this Agreement; provided that OCFC’s obligations for expense reimbursement pursuant to this Section 6.3 shall be limited to a cap of $2,250,000.

Section 6.4
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, (b) upon delivery if delivered by email (provided that no auto-generated error or non-delivery or similar message (except for any “out of office” message) is generated in response thereto), (c) the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) the earlier of confirmation of receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to OCFC, to:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
Attention: Christopher D. Maher
Email: cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sven Mickisch; Matthew Nemeroff; Makala Kaupalolo
Email: Sven.Mickisch@stblaw.com;
Matthew.Nemeroff@stblaw.com
Makala.Kaupalolo@stblaw.com

and, if to Investor, to:

c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention: General Counsel
Email: notices@warburgpincus.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
Attention: Mark F. Veblen; Mark A. Stagliano

Email: MFVeblen@wlrk.com; MAStagliano@wlrk.com

Section 6.5
Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The “knowledge” of OCFC means the actual knowledge of any of the officers of OCFC listed on Section 6.5 of the OCFC Disclosure Schedule. References to “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to be closed. References to “the date hereof” means the date of this Agreement. References to “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. As used herein, (a) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry) of any investment fund affiliated with or managed by such person or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in such person) of or related to or affiliated with such person, (c) unless the context otherwise requires, “party” means a party to this Agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement”, (d) “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) Business Days prior to the date hereof or (ii) filed by OCFC with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the OCFC Share Issuance (but, for the avoidance of doubt, shall exclude the Mergers), (f) any reference to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder, (g) “U.S.” means the United States of America, (h) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if” and (i) “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement and includes any failure to consummate the Closing at a time when such party is required to consummate the Closing. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not require any person to take any action, or fail to take any action, or otherwise restrict any action if to do so would violate any applicable Law or be inconsistent with any directive of any Governmental Entity.

Section 6.6
Counterparts. This Agreement may be executed (including in any manner permitted by Section 6.6 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.7
Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Equity Commitment Letter, the Limited Guarantee, Confidentiality Agreement and FFIC NDA constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The OCFC Disclosure Schedule, as well as all other schedules and the exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 6.8
Governing Law; Jurisdiction.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles that would apply the laws of a different jurisdiction.

(b)
Each party agrees that it will bring any Action in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 6.4.

Section 6.9
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10
Assignment; Third-Party Beneficiaries.

(a)
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided that without the prior written consent of OCFC, Investor may (x) assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees in connection with a Permitted Transfer; and (y) grant a security interest in its rights (but not its obligations) under this Agreement in connection with any Back Leverage to any lender (or its agents) thereunder. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)
This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except as provided in Section 4.17 hereof. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 6.11
Specific Performance. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, subject to the second sentence of Section 5.2(b), the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the OCFC Share Issuance), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.12
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.13
Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party this Agreement to the extent prohibited by applicable Law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 6.13 apply in order that those limitations do not have the effect of misleading any party hereto.

Section 6.14
Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and Representatives not to) raise the use of email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: Chairman & Chief Executive Officer

[Signature Page to Investment Agreement]

WPGG 14 ORION L.P.

By: WPGG 14 ORION GP, LTD, ITS GENERAL PARTNER

By: /s/ Todd Schell

Name: Todd Schell

Title: Authorised Representative

[Signature Page to Investment Agreement]

WPFS II ORION L.P.

By: WARBURG PINCUS (CAYMAN) FINANCIAL SECTOR II GP, L.P., ITS GENERAL PARTNER

By: WARBURG PINCUS (CAYMAN) FINANCIAL SECTOR II GP LLC, ITS GENERAL PARTNER

By: WARBURG PINCUS PARTNERS II (CAYMAN), L.P., ITS MANAGING MEMBER

By: WARBURG PINCUS (BERMUDA) PRIVATE EQUITY GP LTD., ITS GENERAL PARTNER

By: /s/ Todd Schell

Name: Todd Schell

Title: Authorised Signatory

[Signature Page to Investment Agreement]

Exhibit A

Form of Certificate of Designations (NVCE) of the Non-Voting Common Equivalent Stock

Exhibit A-1

Exhibit B

Form of Warrant

Exhibit B-1

Exhibit C

Equity Commitment Letter

Exhibit C-1

Exhibit D

Limited Guarantee

Exhibit D-1

Exhibit E

Form of Registration Rights Agreement

Exhibit E-1